UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2008

Dear Arbinet Stockholder:

It is my pleasure to invite you to the 2008 Annual Meeting of Stockholders of Arbinet-thexchange, Inc. We will hold the meeting on Thursday, June 19, 2008 at 10:00 a.m., local time, at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey 08901.

The items to be considered and voted on at the Annual Meeting are described in the Notice of Annual Meeting and are more fully addressed in our proxy materials accompanying this letter. We encourage you to read all of these materials carefully and then to vote the enclosed proxy card.

Whether or not you expect to attend the meeting, please vote your shares by completing, signing, dating, and returning the proxy card in the enclosed postage-prepaid envelope or vote in person at the Annual Meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Arbinet. I look forward to seeing you at the meeting on June 19, 2008.

Very truly yours,

William M. Freeman

Chief Executive Officer and President

Your vote is very important regardless of the number of shares you own. Please complete, sign, date and return the enclosed proxy card at your earliest convenience. No postage is required if mailed in the United States.

This Proxy Statement is dated April 28, 2008, and was first mailed to stockholders of Arbinet on or about April 28, 2008.

ARBINET-THEXCHANGE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 19, 2008

TO THE STOCKHOLDERS OF ARBINET-THEXCHANGE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ARBINET-THEXCHANGE, INC. (the “Company”) will be held at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey 08901, on Thursday, June 19, 2008 at 10:00 a.m., local time. At the meeting, the holders of the Company’s outstanding common stock will act upon the following matters:

1. To elect two Class I directors, nominated by the Board of Directors, to serve until the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2. To consider and act upon any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Proposal Number One relates solely to the election of two Class I directors nominated by the Corporation and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Corporation.

All stockholders of record as of the close of business on April 23, 2008 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any postponements or adjournments thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany and form a part of this notice.

You are requested to complete, sign, date, and return the enclosed proxy card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

The Arbinet board unanimously recommends that stockholders vote “FOR” the election of the Class I directors on the proxy card.

By Order of the Board of Directors,

W. TERRELL WINGFIELD, JR.

Secretary

New Brunswick, New Jersey

April 28, 2008

YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE ANNUAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

OUR 2007 ANNUAL REPORT ACCOMPANIES THE PROXY STATEMENT.

(i)

ARBINET-THEXCHANGE, INC.

120 ALBANY STREET, TOWER II, SUITE 450

NEW BRUNSWICK, NEW JERSEY 08901

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Arbinet-thexchange, Inc. (the “Company” or “Arbinet”), for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey 08901, on Thursday, June 19, 2008 at 10:00 a.m., local time, and any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are being distributed on or about April 28, 2008.

At the Annual Meeting, stockholders will be asked to consider and to vote to elect two Class I directors. The Board of Directors of the Company (the “Board”) has nominated William M. Freeman and John B. Penney as its candidates for election to our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NAMED NOMINEES ON THE PROXY CARD.

Execution and return of the enclosed proxy card are being solicited by and on behalf of our Board for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by directors, officers, and employees of the Company, both in person and by mail, telephone, telefax, and other methods of communication.

The Annual Report to Stockholders for the fiscal year ended December 31, 2007, including consolidated financial statements and other information with respect to the Company and its subsidiaries, is being mailed to stockholders with this Proxy Statement. The Annual Report is not part of this Proxy Statement.

Voting Securities of the Company

Only stockholders of record at the close of business on April 23, 2008 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, the Company had 25,889,070 shares of common stock outstanding. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the stockholders present, in person or by proxy, shall have the power to adjourn the Annual Meeting from time to time until a quorum is present. Each stockholder entitled to vote shall have the right to one vote for each share of common stock outstanding in such stockholder’s name.

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the proxy, which is being solicited by our Board, and which, when properly executed, will be voted as you direct. The proxy card provides spaces for a stockholder to vote for our Board’s nominees or to withhold authority to vote for either or all of such nominees, for election as directors. Directors are to be elected by a plurality of the votes cast at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual

Meeting, the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by the Company’s certificate of incorporation or bylaws. In determining the number of votes cast with respect to any voting matter, only those cast “FOR” or “AGAINST” are included. Abstentions and “broker non-votes” will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast. Accordingly, abstentions and “broker non-votes” will have no effect on the vote. “Broker non-votes” are shares held by brokers or nominees as to which (1) voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares, and (2) the broker or nominee does not have discretionary voting power.

If a signed proxy card is returned and the stockholder has given no direction regarding a voting matter, the shares will be voted “FOR” the election of the two nominees for Class I directors named in this Proxy Statement. Execution and return of the enclosed proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person.

A stockholder of record may revoke a proxy at any time before it has been exercised by: (1) filing a written revocation with the Secretary of the Company; (2) filing a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy.

Stockholders who hold their shares of Arbinet common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

ELECTION OF A CLASS OF DIRECTORS

Our certificate of incorporation provides for a Board consisting of three classes, with each class serving for a staggered three-year term. Our Board currently consists of nine directors. Our Class I directors currently are Robert C. Atkinson, William M. Freeman, and John B. Penney. Our Class II directors currently are Michael J. Donahue, Alex Mashinsky, and Stanley Kreitman. Our Class III directors currently are Shawn F. O’Donnell, Michael J. Ruane, and Jill Thoerle. Mr. Atkinson is retiring as a director and was, therefore, not nominated for election to another term. There are no disagreements between Mr. Atkinson and the Company on any matter relating to our operations, policies or practices.

Accordingly, at the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Messrs. Freeman and Penney, who are current Class I directors, for election at the Annual Meeting to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Both Mr. Freeman and Mr. Penney have agreed to stand for election at the Annual Meeting as Class I directors. Proxies may not be voted for a greater number of persons than the number of nominees named. The terms of office of the Class II and Class III directors will expire at the Annual Meetings of Stockholders to be held in 2009 and 2010, respectively, upon the election and qualification of their successors.

Each of Mr. O’Donnell and Ms. Thoerle were nominated for election at our 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) to the Board as a Class III director pursuant to the Standstill Agreements described in the section of this Proxy Statement entitled “Settlement and Standstill Agreements,” upon the recommendation of our Nominating and Corporate Governance Committee of the Board and by a vote of the Board. Mr. Kreitman was appointed to the Board as a Class II director pursuant to the Standstill Agreements described in the section of this Proxy Statement entitled “Settlement and Standstill Agreements,” upon the recommendation of our Nominating and Corporate Governance Committee of the Board and by a vote of the Board. Each of Mr. O’Donnell, Ms. Thoerle, and Mr. Kreitman were originally identified as a candidate for the Board by Karen Singer, trustee of the Singer Children’s Management Trust, one of our stockholders, pursuant to nomination papers dated March 17, 2007 submitted by the Singer Children’s Management Trust to the Company. For more information on the Standstill Agreements, please see the section of this Proxy Statement entitled “Settlement and Standstill Agreements,” beginning on page 5.

The persons named as proxies in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of Messrs. Freeman and Penney as Class I directors. In the event that a nominee should become unable to accept nomination or election (a circumstance that our Board does not expect), the proxies intend to vote for any alternate nominee designated by our Board or, in the discretion of our Board, the position may be left vacant.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH CLASS I NOMINEE ON THE PROXY CARD.

Vote Required for the Election of Directors

With regard to the election of directors, votes may be cast “FOR” or “WITHHELD”. The affirmative vote by the holders of a plurality of the shares of common stock present and voting at the Annual Meeting is required to elect each of the nominees for director. Each share of common stock that is represented, in person or by proxy, at the Annual Meeting will be accorded one vote on each nominee for director. Thus, assuming a quorum is present at the Annual Meeting, the two nominees who receive the most affirmative votes will be elected as Class I directors. For purposes of this vote, abstentions and “broker non-votes” will, in effect, not be counted. Our Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees on the proxy card.

Directors and Nominees

Set forth below is certain information with respect to the directors of the Company. The class and term of office of each such person is also set forth below. This information has been provided by each director at the request of the Company. None of the directors is related to each other or any executive officer of the Company.

Name	Age	Position
William M. Freeman	55	Chief Executive Officer, President, and Class I Director
Michael J. Donahue (1)(2)	49	Class II Director
Stanley Kreitman (2)	76	Class II Director
Alex Mashinsky	41	Class II Director
Shawn F. O’Donnell (1)	43	Class III Director
John B. Penney (3)	43	Class I Director
Michael J. Ruane (2)(3)	54	Class III Director
Jill Thoerle (3)	56	Class III Director

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Class I—Director Nominees with Term Continuing until 2011

William “Bill” M. Freeman has served as a director since November 2007. Mr. Freeman has served as President and Chief Executive Officer of Arbinet since November 2007. Mr. Freeman served as Chief Executive Officer and Director of Leap Wireless International, Inc. from May 2004 to February 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to February 2004. Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since beginning in 1974. Mr. Freeman serves as a director of CIT Group Inc., a director and chairman of Terrestar Corp. (previously Motient Corp.), and a director of Value Added Holdings, Inc., a privately held communications company. Mr. Freeman is a founder and co-owner of Synthesis Security LLC. Mr. Freeman serves on the Board of Trustees of Drew University. Mr. Freeman received a B.A. in Economics from Drew University and an M.B.A. from Rutgers University.

John B. Penney has served as a director since November 2006. Since September 2007, Mr. Penney has served as Head of Global Media Strategy for IMG, an international leader in sports, entertainment, and media businesses. From April 2007 to July 2007, Mr. Penney served as Senior Vice President–Advertising Supported Broadband Channels for HBO, Inc., a subsidiary of Time Warner Inc. Prior to that, from July 2005 to April 2007, Mr. Penney served as Senior Vice President–Business Development for HBO, Inc. From November 2004 to July 2005, he served as Executive Director, Business Development for SBC, Inc. (now AT&T). From January 2004 to July 2005, he served as Vice President–Business Development for HBO, Inc. From November 2001 to December 2003, he served as Executive Vice President, Licensing & Business Development for ACTV, Inc. (now a division of OpenTV) and from November 2001 to December 2003, he served as President of Media Online Services, Inc., a subsidiary of ACTV, Inc. Mr. Penney received a B.A. degree from Wesleyan University and a Masters in Public Policy & Administration from Columbia University.

Class II—Directors with Term Continuing until 2009

Michael J. Donahue has served as a director since January 2006. Since March 2005, Mr. Donahue has served as a self-employed consultant. From 2000 to February 2005, Mr. Donahue served as Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc., a publicly-held management consulting and systems integration firm. Prior to 2000, Mr. Donahue served as Managing Partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan. Mr. Donahue is currently a director of Air Products and Chemicals, Inc., The Orchard Enterprises, Inc., and GSI Commerce, Inc. and currently serves as a member of the board of advisors of Villanova University Business School. Mr. Donahue received a B.A. degree from the University of Pennsylvania.

Stanley Kreitman has served as a director since July 2007. Since 1993, Mr. Kreitman has served as Chairman of Manhattan Associates, an investment banking company. In addition, since 2001, he has served as Senior Advisor of the Advisory Board to Signature Bank. From 1975 until his retirement in 1994, Mr. Kreitman was President of United States Banknote Corporation, a securities printing company. Mr. Kreitman serves as a member of the board of directors of Capital Lease Funding, CCA Industries, Geneva Mortgage Corp., KSW, Inc., and Medallion Financial Corp. He also serves as Chairman of the New York Board of Corrections and as a member of the Century Bank (Sarasota, Florida) board of directors. Mr. Kreitman received a B.S. degree from New York University and an M.B.A. from New York University Graduate School of Business.

Alex Mashinsky has served as a director since June 2006 and a consultant to Arbinet since July 2007. Mr. Mashinsky is currently the manager and sole member of Governing Dynamics Investments, LLC, a private investment firm, a position he has held since 2004. From 2000 to 2004, Mr. Mashinsky founded and was the managing director of VenturiFX LLC, through which he founded several companies in which he served as the Chief Executive Officer. These companies included Qlimo, LLC in 2002, a provider of worldwide one stop ground transportation services, Qwireless, Inc. in 2001, which is building the wireless system in the New York City subway system, and Elematics, Inc. in 2000, which built software to manage optical networks. He was the founder of Arbinet and served as its Chief Executive Officer from 1996 until January 2000 and as a member of its Board until June 2004. Mr. Mashinsky has authored over 50 patents and, combining his abilities as a business strategist and technological innovator, continues to innovate in the field of web commerce and communications. Mr. Mashinsky has received numerous awards for innovation including the 2000 Albert Einstein Technology medal and the Technology Foresight Award for Innovation (presented in Geneva at Telecom 99). Mr. Mashinsky is a member of the board of directors and Vice Chairman of Migo Software, Inc., which produces software that allows users to manage, synchronize, and protect their content on multiple devices.

Class III—Directors with Term Continuing until 2010

Shawn F. O’Donnell has served as a director since July 2007. Since April 2007, Mr. O’Donnell has served as a Senior Director at the consulting firm CXO, which specializes in management and operational consulting. From March 2003 through December 2006, Mr. O’Donnell was a member of Capital and Technology Advisors, a consulting firm specializing in the telecommunications and technology sectors, serving as Chief Operating Officer from July 2005 through December 2006. Previously, Mr. O’Donnell was Executive Vice President of Network Services and Systems at PathNet Telecommunications, Inc., from August 1999 to August 2001. Prior to that, Mr. O’Donnell held several positions at MCI Telecommunications Corporation, including Director of Transmission and Facility Standards and Engineering. Mr. O’Donnell served on the boards of directors of Terrestar Networks, Inc. and Mobile Satellite Ventures, LP from 2004 through 2006. He is currently a member of the board of directors of Shared Technologies. He received a B.S. degree in Electrical Engineering from Pennsylvania State University and a Masters in Electrical Engineering from Virginia Polytechnic University.

Michael J. Ruane has served as a director since March 2004. Mr. Ruane has served as Senior Vice President-Finance and Chief Financial Officer for SunGard Data Systems, Inc., a provider of integrated financial services applications and availability services, since February 2001. From May 1994 to February 2001, he served as Vice President and Chief Financial Officer for SunGard Data Systems, Inc. Prior to that, from September 1992 to April 1994, he served as Vice President-Finance and Chief Financial Officer for SunGard Trading Systems. From 1990 to September 1992, he served as Vice President and Controller for SunGard Data Systems. Mr. Ruane received a B.S. degree from LaSalle University and an M.B.A. from the University of Pittsburgh.

Jill Thoerle has served as a director since July 2007. In March 2007, Ms. Thoerle was appointed Chief Financial Officer of Mediaport Entertainment Inc., a digital media distribution company, where she has served as a member of the board of directors and advisor since March 2006. In 2001, Ms. Thoerle co-founded the REO Group, a consulting firm where she served through 2006. From 2001 through 2004, Ms. Thoerle was an Operations Professional with Cerberus Capital Management, where she provided investment and turnaround services for portfolio companies in the media, technology, and communications sector. She served as the President and Chief Executive Officer of OnTera Broadband, a telecommunication services company, from 2000 through 2001. From 1996 through 2000, Ms. Thoerle was Vice President, Corporate Strategy and New Business Development, at AT&T/Teleport Communications Group. Ms. Thoerle received a B.A. degree from City College of New York and an M.A. degree from Columbia University.

SETTLEMENT AND STANDSTILL AGREEMENTS

On July 13, 2007, we entered into the following agreements:

•

Settlement and Standstill Agreement dated as of July 13, 2007 (the “Mashinsky Agreement”) by and between Arbinet and Alex Mashinsky and Governing Dynamics Investments, LLC (“Governing Dynamics” and, together with Mr. Mashinsky, the “Mashinsky Stockholders”);

•	Settlement and Standstill Agreement dated as of July 13, 2007 (the “Marmon Agreement”) by and between Arbinet and Robert A. Marmon;

•

Settlement and Standstill Agreement dated as of July 13, 2007 (the “Singer Agreement”) by and between Arbinet and the Singer Children’s Management Trust (the “Singer Trust”), Karen Singer, and Gary Singer (collectively with the Singer Trust and Ms. Singer, the “Singer Stockholders”);

•	Settlement and Standstill Agreement dated as of July 13, 2007 (the “Cadence Agreement”) by and between Arbinet and Cadence Master Ltd. (“Cadence”);

•	Settlement and Standstill Agreement dated as of July 13, 2007 (the “Archer Capital Agreement”) by and between Arbinet and Archer Capital Master Fund, L.P. (“Archer Capital”);

•

Settlement and Standstill Agreement dated as of July 13, 2007 (the “Lampe Conway Agreement”) by and between Arbinet and LC Capital Master Fund, Ltd. (“LC Master”), LC Capital / Capital Z SPV, LP (“LC Capital”), Lampe, Conway & Co. LLC (“Lampe Conway”), Steven G. Lampe, and Richard F. Conway (collectively with LC Master, LC Capital, Lampe Conway, and Mr. Lampe, the “Lampe Conway Stockholders”);

•

Settlement and Standstill Agreement dated as of July 13, 2007 (the “Bay Harbour Agreement”) by and between Arbinet and Bay Harbour Management, LC (“Bay Harbour”) and Trophy Hunter Investments, Ltd. (“Trophy Hunter” and, together with Bay Harbour, the “Bay Harbour Stockholders”);

•	Settlement and Standstill Agreement dated as of July 13, 2007 (the “Simplex Agreement”) by and between Arbinet and Simplex Trading Company (“Simplex”); and

•

Voting Support and Standstill Agreement dated as of July 13, 2007 (the “Greywolf Agreement”) by and between Arbinet and Greywolf Capital Partners II LP (“Greywolf Partners”), Greywolf Capital Overseas Fund (“Greywolf Fund”), Greywolf Advisors LLC (“Greywolf Advisors”), Greywolf Capital Management LP (“Greywolf Management”), Greywolf GP LLC (“Greywolf GP”), and Jonathan Savitz (collectively with Greywolf Partners, Greywolf Fund, Greywolf Advisors, Greywolf Management and Greywolf GP, the “Greywolf Stockholders”).

In this Proxy Statement we sometimes refer to the Mashinsky Stockholders, Mr. Marmon, the Singer Stockholders, Cadence, Archer Capital, the Lampe Conway Stockholders, the Bay Harbour Stockholders, Simplex, and the Greywolf Stockholders as the “Standstill Stockholders.” Also in this Proxy Statement we sometimes refer to all of the foregoing agreements as the “Standstill Agreements.”

Pursuant to the terms of the Standstill Agreements, on July 13, 2007, we increased the size of our Board from six to nine members and appointed Mr. O’Donnell and Ms. Thoerle to the Board as Class III directors, with terms expiring at the 2007 Annual Meeting, and Mr. Kreitman to the Board as a Class II director, with a term expiring at the 2009 Annual Meeting of Stockholders. We also agreed to nominate Mr. O’Donnell, Mr. Ruane, and Ms. Thoerle (collectively, the “2007 Nominees”) for election to our Board as Class III directors at the 2007 Annual Meeting and to use our reasonable best efforts to elect each of the 2007 Nominees. Mr. O’Donnell and Ms. Thoerle were elected at the 2007 Annual Meeting. Each of Mr. O’Donnell, Ms. Thoerle, and Mr. Kreitman were originally nominated by the Singer Trust.

The Mashinsky Stockholders, Mr. Marmon, and their respective affiliates and associates, have each agreed, until July 13, 2008 (the “Standstill Period”), to vote for any nominees for director submitted by the Company at any stockholder meeting held during the Standstill Period where directors are to be elected. Each of the Singer Stockholders, Cadence, Archer Capital, the Lampe Conway Stockholders, the Bay Harbour Stockholders, Simplex, the Greywolf Stockholders, and their respective affiliates and associates have also agreed, during the Standstill Period, to vote in favor of any matter brought before a stockholder meeting held during the Standstill Period upon the recommendation of our Board by a two-thirds vote of the Board members voting.

All of the Standstill Agreements, except for the Marmon Agreement, also provide that our Board will appoint Mr. O’Donnell to the Compensation Committee, Ms. Thoerle to the Audit Committee, and Mr. Kreitman to the Nominating and Corporate Governance Committee. Each of Mr. O’Donnell, Ms. Thoerle, and Mr. Kreitman were appointed to the respective committees on July 13, 2007.

Under the terms of their respective agreements, we agreed to pay:

•	the Singer Stockholders $25,000 as reimbursement for all of their out-of-pocket expenses incurred in connection with the 2007 Annual Meeting and the negotiation of the Singer Agreement;

•

Mr. Marmon $262,403 as reimbursement for all of his out-of-pocket expenses incurred in connection with the 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”) and the 2007 Annual Meeting; and

•

Mr. Mashinsky $637,597 as reimbursement for all of his out-of-pocket expenses incurred in connection with, among other things, the 2006 Annual Meeting, the 2007 Annual Meeting, and certain litigation costs.

Under the terms of the Marmon Agreement and the Mashinsky Agreement, the Company, Mr. Marmon, and the Mashinsky Stockholders, as applicable, agreed to a mutual release of all claims based upon events occurring prior to the date of the Marmon Agreement and the Mashinsky Agreement, as applicable.

Also under the Mashinsky Agreement, we engaged Mr. Mashinsky as a consultant for a period of six months for the purpose of providing advice with respect to the exchange’s ability in the spot market and assessing opportunities in the advertising area. In exchange for these consulting services, we granted Mr. Mashinsky 54,524 non-qualified stock options, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008, which vest over the six month term of the consulting arrangement, beginning on July 31, 2007. In February 2008, we agreed to extend the term of the consulting agreement for an additional six months and, in exchange for these additional consulting services, the Company granted Mr. Mashinsky an additional 54,524 non-qualified stock options, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008, which vest over the six month term of the consulting arrangement, beginning on February 29, 2008.

Under each of the Standstill Agreements, each of the Standstill Stockholders and their respective affiliates and associates, without the written consent of Arbinet, have agreed not to take or propose certain actions with respect to asset acquisitions, tender or exchange offers, mergers, business combinations, recapitalizations, restructurings, liquidations, dissolutions or other extraordinary transactions. In addition, each of the Standstill Stockholders have also agreed, among other things, not to engage in a proxy contest; form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), seek to control or influence the management, our Board, or policies of the Company; and nominate any persons as a director of the Company or propose any matter to be voted on by stockholders of the Company.

The above summary of the Standstill Agreements does not purport to be complete and is qualified in its entirety by reference to each Standstill Agreement, copies of which have been filed as Exhibit 10.1 through Exhibit 10.9 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2007.

EXECUTIVE OFFICERS

The following table identifies our executive officers:

Name	Age	Capacities in Which Served	In Current Position Since
William M. Freeman	55	Chief Executive Officer, President, and Director	November 2007
John B. Wynne, Jr.	45	Chief Financial Officer	October 2006
Curt R. Koeppen	59	Chief Marketing Officer	December 2007
Peter P. Sach	47	Chief Operating Officer	February 2008
W. Terrell Wingfield, Jr.	55	General Counsel and Secretary	September 2006

William “Bill” M. Freeman has served as a director since November 2007. Mr. Freeman has served as President and Chief Executive Officer of Arbinet since November 2007. Mr. Freeman served as Chief Executive Officer and Director of Leap Wireless International, Inc. from May 2004 to February 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to February 2004. Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since beginning in 1974. Mr. Freeman serves as a director of CIT Group Inc., a director and chairman of Terrestar Corp. (previously Motient Corp.), and a director of Value Added Holdings, Inc., a privately held communications company. Mr. Freeman is a founder and co-owner of Synthesis Security LLC. Mr. Freeman serves on the Board of Trustees of Drew University. Mr. Freeman received a B.A. in Economics from Drew University and an M.B.A. from Rutgers University.

John “Jack” B. Wynne, Jr. has been our Chief Financial Officer since October 2006. From July 2006 to October 2006, he served as our Vice President of Finance. Mr. Wynne has also been a Partner in the New York practice of Tatum, LLC, an executive services and consulting firm, since October 2005. From December 2004 to October 2005, Mr. Wynne served in various private consulting roles. From December 2002 until April 2003, Mr. Wynne served as Chief Executive Officer and Chief Financial Officer of PromptCare Acquisition Corp. In April 2003, PromptCare Acquisition Corp. acquired The PromptCare Companies, Inc., and Mr. Wynne served as Chief Executive Officer and Chief Financial Officer of The PromptCare Companies, Inc. until November 2004. From June 2000 to July 2000 he was Vice President of Allied International Healthcare and from August 2000 to November 2002, he was Chief Financial Officer of Allied International Healthcare. From August 1996 to May 2000, Mr. Wynne served as Vice-President and then as Chief Financial Officer of Wassall USA, Inc. Prior to that Mr. Wynne worked at Coopers & Lybrand LLP, the predecessor to PricewaterhouseCoopers LLP, where he was an audit senior manager. Mr. Wynne received a B.S. degree from the University of Connecticut.

Curt R. Koeppen has been our Chief Marketing Officer since December 2007. From January 2004 to November 2007, Mr. Koeppen served as Vice President of Capital Management Partners, Inc., a hedge fund and managed futures broker-dealer. Mr. Koeppen previously served as Senior Technical Director of Broadband Access for AOL Time Warner from September 2000 to September 2003. Mr. Koeppen received a B.S.C.E. and an M.S.C.E. from the New Jersey Institute of Technology.

Peter P. Sach has been our Chief Operating Officer since February 2008 and previously served as our Chief Information Officer and Senior Vice President of Operations from April 2004 until February 2008. From July 2001 to April 2004, he served as our Chief Administrative Officer and Treasurer. From March 2001 to July 2001, he served as Managing Director for Reo Consulting Group, LLC, a management consulting company. Prior to that, from March 2000 to March 2001, he served as Chief Operating Officer for OnTera Broadband, Inc. From June 1999 to March 2000, he served as Senior Vice President, Systems Development and Administration, for AT&T Broadband Services. From August 1998 to June 1999, Mr. Sach was the Vice President Strategic Sales for AT&T Business Service. Prior to that, from August 1986 to August 1998, Mr. Sach held various positions at Teleport Communications Group. Mr. Sach received a B.S. degree from State University College of New York at Fredonia.

W. Terrell “Terry” Wingfield, Jr. has been our General Counsel and Secretary since September 2006. From October 2005 until his appointment as our General Counsel and Secretary, Mr. Wingfield had been Corporate Vice President of Business Development at Current Communications Group, LLC. From September 2004 until October 2005, he was a Principal with River Park Consulting, LLC. From November 2002 until August 2004, he was Executive Vice President, General Counsel, and Corporate Secretary of RCN Corporation, and from October 2000 until November 2002, he was Senior Vice President, General Counsel, and Secretary of Velocita Corp. Mr. Wingfield received a B.B.A. degree in Finance from the University of Georgia and a J.D. degree from the Walter F. George School of Law at Mercer University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise stated, the following table sets forth certain information as of April 15, 2008 with respect to holdings of our common stock by (1) each person known by us to beneficially own more than 5% of the total number of shares of each class of common stock outstanding as of such date, (2) each of our directors, (3) each of our named executive officers, and (4) all directors and executive officers as a group. This information is based upon information furnished to us by each such person and/or based upon public filings with the Securities and Exchange Commission. Unless otherwise indicated, the address for the individuals below is our address.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 15, 2008 through the exercise of any warrant, stock option or other right. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Holders of more than 5% of our voting securities:

Karen Singer	3,526,374	(2)	13.62%
212 Vaccaro Drive
Cresskill, New Jersey 07626

Invesco Ltd.	2,000,469	(3)	7.73%
1360 Peachtree Street, NE
Atlanta, Georgia 30309

Greywolf Advisors LLC and related entities	1,539,839	(4)	5.95%
4 Manhattenville Road,
Suite 201
Purchase, New York 10577

Lampe, Conway & Co., LLC and related entities	1,366,318	(5)	5.28%
680 Fifth Avenue
Suite 1202
New York, New York 10019

Directors and Executive Officers:
William M. Freeman	0	(6)	*
John B. Wynne, Jr.	80,921	(7)	*
Curt R. Koeppen	0	(8)	*
Peter P. Sach	317,973	(9)	1.21%
W. Terrell Wingfield, Jr.	84,981	(10)	*
Robert C. Atkinson	61,477	(11)	*
Michael J. Donahue	42,079	(12)	*
Stanley Kreitman	9,000	(13)	*
Alex Mashinsky	1,002,099	(14)	3.86%
Shawn F. O’Donnell	7,000	(15)	*
John B. Penney	19,994	(16)	*
Michael J. Ruane	48,162	(17)	*
Jill Thoerle	11,800	(18)	*
Roger H. Moore	5,333	(19)	*
J. Curt Hockemeier	1,008,082	(20)	3.89%
All directors and executive officers as a group (13 persons)	1,685,486	(21)	6.35%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	Our calculation of the percentage of shares beneficially owned by our directors and executive officers is based upon the number of shares of our common stock outstanding as of April 15, 2008 (25,889,070), plus for each listed beneficial owner, any shares of common stock that the listed beneficial owner has the right to acquire within 60 days after April 15, 2008. The percentage of shares beneficially owned by holders of 5% or more of our voting securities is based on the information in the applicable filings with the Securities and Exchange Commission.
(2)	Based on information set forth in the Form 4 filed with the Securities and Exchange Commission under the Exchange Act on April 15, 2008. Ms. Singer has sole dispositive and voting power with respect to the shares as the trustee of the Singer Children’s Management Trust.
(3)	Based on information set forth in an Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act on April 9, 2008. Consists of (a) 1,995,209 shares of the Company’s common stock held by Invesco Asset Management Limited and (b) 5,260 shares of the Company’s common stock held by Invesco Asset Management Ireland Limited (collectively, “Invesco”). Executive officers and directors of Invesco or its subsidiaries may beneficially own shares of the Company’s common stock to which the Amendment No. 1 to Schedule 13G relates, and such shares are not reported in the Amendment No. 1 to Schedule 13G. Invesco and its subsidiaries disclaim beneficial ownership of shares of the Company’s common stock beneficially owned by any of their executive officers and directors. Each of Invesco’s direct and indirect subsidiaries also disclaim beneficial ownership of shares of the Company’s common stock beneficially owned by Invesco and any other subsidiary.
(4)	Based on information set forth in Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on July 16, 2007. Consists of 455,576 shares of common stock held directly by Greywolf Capital Partners II LP (“Greywolf Capital II”) and 1,084,263 shares of common stock held by Greywolf Capital Overseas Fund (“Greywolf Overseas,” and together with Greywolf Capital II, the “Greywolf Funds”). Greywolf Advisors LLC (the “General Partner”), as general partner to Greywolf Capital II, may be deemed to be the beneficial owner of all such shares owned by Greywolf Capital II. Greywolf Capital Management LP (the “Investment Manager”), as investment manager of the Greywolf Funds, may be deemed to be the beneficial owner of all such shares owned by the Greywolf Funds. Greywolf GP LLC (the “Investment Manager General Partner”), as general partner of the Investment Manager, may be deemed to be the beneficial owner of all such shares owned by the Greywolf Funds. Jonathan Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such Shares owned by the Greywolf Funds. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Mr. Savitz have disclaimed any beneficial ownership of any such Shares. The address for Greywolf Overseas is Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman.
(5)	Based on information set forth in the Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on July 20, 2007.
(6)	Such amount does not include 7,837 stock appreciation rights which are exercisable within 60 days of April 15, 2008; however, based on the closing price of our common stock on April 15, 2008, none of these stock appreciation rights are currently exercisable.
(7)	Consists of (a) 75,539 shares of common stock which Mr. Wynne has the right to acquire within 60 days after April 15, 2008, and (b) 5,382 shares of common stock held by Mr. Wynne. Such amount does not include 2,385 stock appreciation rights which are exercisable within 60 days of April 15, 2008; however, based on the closing price of our common stock on April 15, 2008, none of these stock appreciation rights are currently exercisable.
(8)	Such amount does not include 2,998 stock appreciation rights which are exercisable within 60 days of April 15, 2008; however, based on the closing price of our common stock on April 15, 2008, none of these stock appreciation rights are currently exercisable.
(9)	Consists of (a) 303,336 shares of common stock which Mr. Sach has the right to acquire within 60 days after April 15, 2008, and (b) 14,637 shares of common stock held by Mr. Sach. Such amount does not include 2,725 stock appreciation rights which are exercisable within 60 days of April 15, 2008; however, based on the closing price of our common stock on April 15, 2008, none of these stock appreciation rights are currently exercisable.
(10)	Consists of (a) 79,514 shares of common stock which Mr. Wingfield has the right to acquire within 60 days after April 15, 2008, and (b) 5,467 shares of common stock held by Mr. Wingfield. Such amount does not include 2,179 stock appreciation rights which are exercisable within 60 days of April 15, 2008; however, based on the closing price of our common stock on April 15, 2008, none of these stock appreciation rights are currently exercisable.

(11)	Includes (a) 28,977 shares of common stock which Mr. Atkinson has the right to acquire within 60 days after April 15, 2008, (b) 25,250 shares of common stock owned by Mr. Atkinson, and (c) 7,250 shares of restricted common stock held by Mr. Atkinson, all of which shares are unvested.
(12)	Consists of (a) 28,079 shares of common stock which Mr. Donahue has the right to acquire within 60 days after April 15, 2008 and (b) 14,000 shares of restricted common stock held by Mr. Donahue, 11,666 of which shares are vested.
(13)	Consists of 9,000 shares of restricted common stock held by Mr. Kreitman, all of which shares are unvested.
(14)	Based in part on information set forth in (a) Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on July 16, 2007, filed by Mr. Mashinsky, Governing Dynamics Investments, LLC (“Governing Dynamics”), of which Mr. Mashinsky is the sole member and manager, Thai Lee, and the Thai Lee 2003 GRAT Agreement A (the “Lee Trust”), and (b) Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on June 14, 2007 by Thai Lee and the Lee Trust (the “Lee Schedule 13/D”). Consists of (a) 9,000 shares of restricted common stock held by Mr. Mashinsky, of which 8,000 shares are unvested, (b) 18,320 shares of common stock held by Mr. Mashinsky, (c) 101,233 shares of common stock which Mr. Mashinsky has the right to acquire within 60 days of April 15, 2008, and (d) 873,546 shares of common stock held by Governing Dynamics, whose business address is 510 Berkley Square, Memphis, Tennessee 38120. Each reporting person disclaims beneficial ownership of the shares of common stock owned by each other reporting person, except Mr. Mashinsky does not disclaim beneficial ownership of the shares of common stock held by Governing Dynamics. Mr. Mashinsky has entered into certain loan, pledge and profit sharing arrangements (collectively, the “Loan Documents”) with Ms. Thai Lee and the Lee Trust pursuant to which, among other things, an aggregate of 873,546 shares of common stock owned by Mr. Mashinsky and Governing Dynamics have been pledged to Ms. Lee and the Lee Trust. The business address for Ms. Lee and the Lee Trust is c/o Software House International, Inc., 2 Riverview Drive, Somerset, New Jersey 08873. On June 7, 2007, Ms. Lee and the Lee Trust declared a default under the Loan Documents.
(15)	Consists of 7,000 shares of restricted common stock held by Mr. O’Donnell, all of which shares are unvested.
(16)	Consists of (a) 11,994 shares of common stock which Mr. Penney has the right to acquire within 60 days after April 15, 2008, (b) 8,000 shares of restricted common stock held by Mr. Penney, of which 7,666 shares are unvested.
(17)	Consists of (a) 18,537 shares of common stock which Mr. Ruane has the right to acquire within 60 days after April 15, 2008, (b) 15,625 shares of common stock owned by Mr. Ruane, and (c) 14,000 shares of restricted common stock held by Mr. Ruane, of which 11,666 shares are unvested.
(18)	Consists of (a) 1,800 shares of common stock held by Ms. Thoerle, and (b) 10,000 shares of restricted common stock held by Ms. Thoerle, all of which shares are unvested.
(19)	Mr. Moore served as our Interim Chief Executive Officer and President from June 2007 until November 2007 and as Director from August 2005 until January 2008. This information is as of January 11, 2008 and also includes any shares issued as the result of option exercises subsequent to that date.
(20)	Mr. Hockemeier resigned as Chief Executive Officer and President on June 11, 2007. This information is as of June 11, 2007 and also includes any shares issued as the result of option exercises subsequent to that date. Includes (a) 897,738 shares of common stock owned by Mr. Hockemeier, (b) 44,319 shares of common stock which Mr. Hockemeier holds jointly with his spouse, (c) 21,875 shares of common stock held by the William T. Hockemeier Irrevocable Trust, (d) 21,875 shares of common stock held by the Beverly G. Hockemeier Irrevocable Trust, (e) 21,875 shares of common stock held by the Abby S. Hockemeier Irrevocable Trust, and (f) 400 shares of common stock held by Mr. Hockemeier’s spouse.
(21)	See footnotes 6 through 18 above.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

Our Board has an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which operates under a charter that has been approved by our Board. Each of our charters is posted on our website at www.arbinet.com. During 2007, our Board held 13 meetings, the Audit Committee held seven meetings, the Compensation Committee held eight meetings, and the Nominating and Corporate Governance Committee held four meetings. During 2007 each director attended at least 75% of the aggregate number of meetings of our Board and of the Board committee or committees on which he or she served during the year, held during the period for which he or she was a director.

Anthony L. Craig served as Chairman of the Board from until March 9, 2007, when he resigned as a director, for personal reasons. Following Mr. Craig’s resignation, the Board reduced the number of the members of the Board from eight to seven. In connection with the resignation of Mr. Hockemeier as our Chief Executive Officer, President, and director, effective June 11, 2007, the Board reduced the number of the members of the Board from seven to six. On July 13, 2007, the Board increased the number of the members of the Board from six to nine and appointed Messrs. Kreitman and O’Donnell and Ms. Thoerle as members of the Board. In connection with the appointment of Mr. Freeman as our Chief Executive Officer, President, and director, in November 2007, the Board increased the number of the members of our Board from nine to ten. In connection with Mr. Moore’s resignation as director in January 2008, in February 2008, the Board reduced the number of the members of the Board from ten to nine.

Audit Committee. As of the end of fiscal year 2007, the members of our Audit Committee were Messrs. Penney and Ruane and Ms. Thoerle. During a portion of fiscal year 2007, Messrs. Atkinson and Moore also served on our audit committee. Each of Messrs. Atkinson, Penney, and Ruane and Ms. Thoerle are considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and Rule 10A-3(b)(1) under the Exchange Act. Until his appointment as Interim Chief Executive Officer and President on June 11, 2007, Mr. Moore was also considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and the rules of the Securities and Exchange Commission. Mr. Moore resigned from the Audit Committee at the time of his appointment as Interim Chief Executive Officer and President in June 2007. Mr. Atkinson resigned from the Audit Committee in July 2007. Ms. Thoerle joined the Audit Committee in July 2007. Mr. Ruane chairs the Audit Committee and is an “audit committee financial expert” under the Exchange Act.

Our Audit Committee assists our Board in its oversight of our financial reporting and accounting processes. Management has the primary responsibility for the preparation of financial statements and the reporting processes, including the system of internal controls. Our independent registered public accountants are responsible for auditing our annual financial statements and issuing a report on the financial statements. In this context, the oversight function of our Audit Committee includes:

•	a review of the audits of our financial statements, including the integrity of our financial statements;

•	a review of our compliance with legal and regulatory requirements;

•

a review of the performance of our independent registered public accountants, including the engagement of the independent registered public accountants and the monitoring of the independent registered public accountants’ qualifications and independence;

•	the preparation of the report required to be included in our proxy statements in accordance with Securities and Exchange Commission rules and regulations; and

•	a review of the quarterly and annual reports filed with the Securities and Exchange Commission.

The Audit Committee’s report on the Company’s audited financial statements for the fiscal year ended December 31, 2007 appears on page 41 of this Proxy Statement.

Compensation Committee. As of the end of fiscal year 2007, the members of our Compensation Committee were Mr. Atkinson, the Compensation Committee Chairman, and Messrs. Donahue and O’Donnell. During a portion of fiscal year 2007, Mr. Moore also served on our Compensation Committee. Messrs. Atkinson, Donahue, and O’Donnell are considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and the rules of the Securities and Exchange Commission. Until his appointment as Interim Chief Executive Officer and President, Mr. Moore was also considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and the rules of the Securities and Exchange Commission. Mr. Moore resigned from the Compensation Committee at the time of his appointment as Interim Chief Executive Officer and President in June 2007. In June 2007, Mr. Atkinson was appointed Chairman of the Compensation Committee. Mr. O’Donnell joined the Compensation Committee in July 2007.

The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees;

•	establishing compensation arrangements and incentive goals for our executive officers and administering compensation plans;

•	reviewing the performance of our executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based upon performance; and

•	preparing our report on executive compensation for inclusion in our proxy statements in accordance with Securities and Exchange Commission rules and regulations.

The Compensation Committee’s report on executive compensation appears on page 25 of this Proxy Statement.

Nominating and Corporate Governance Committee. As of the end of fiscal year 2007, the members of our Nominating and Corporate Governance Committee were Messrs. Donahue, Kreitman, and Ruane, each of who are considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and the rules of the Securities and Exchange Commission. Mr. Kreitman joined the Nominating and Corporate Governance Committee in July 2007.

Our Nominating and Corporate Governance Committee assists our Board in:

•

identifying individuals qualified to serve as directors, recommending to our Board the director nominees for the annual meeting of stockholders, and recommending to our Board individuals to fill vacancies on our Board;

•	recommending to our Board the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee;

•	overseeing our Board’s annual evaluation of its performance and the performance of other Board committees; and

•	periodically reviewing corporate governance guidelines applicable to us.

The Nominating and Corporate Governance Committee has adopted Corporate Governance Guidelines, which are available on the Company’s website at www.arbinet.com.

The Nominating and Corporate Governance Committee has engaged an executive search firm in its search for candidates for the Board. Such firm assists the Nominating and Corporate Governance Committee in locating possible nominees who meet criteria specified by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee unanimously recommended that Messrs. Freeman and Penney each be nominated for election as Class I directors to serve until the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Director Independence

We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Our Board has determined that the following directors, constituting seven of the Company’s nine directors, are each an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of National Association of Securities Dealers listing standards: Messrs. Atkinson, Donahue, Kreitman, O’Donnell, Penney, and Ruane and Ms. Thoerle. Our Board also has determined that each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the Financial Industry Regulatory Authority, the Securities and Exchange Commission, the Internal Revenue Service, and applicable committee charters. Our Board has further determined that Mr. Ruane, who serves on the Audit Committee, is an “audit committee financial expert” under the Exchange Act.

Independent directors of the Company meet in executive sessions outside the presence of management. Currently, the presiding director for these meetings is Mr. Atkinson.

COMPENSATION DISCUSSION AND ANALYSIS

Among its various functions, the Compensation Committee establishes and reviews the total compensation paid to our executive officers and ensures that the total compensation is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

Our success is highly dependent on hiring, developing, and retaining qualified people who are motivated to perform for the benefit of the stockholders and the members of our exchange. The fundamental objectives of our executive compensation philosophy are to ensure that executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that we are able to retain and attract highly skilled executive talent. We believe that an effective executive compensation program must be designed to reward the achievement of specific annual, long-term, and strategic goals, and align our executive officers’ interests with the interests of our stockholders, with the ultimate objective of enhancing stockholder value.

Our compensation plan places emphasis on (1) attracting and retaining the best talent in the communications, exchange, and high technology industries; (2) providing overall compensation for key executives that is competitive with our peer group; (3) motivating executives to achieve the goals set in our strategic plan; and (4) returning a fair value to stockholders. We believe that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward performance as measured against established goals.

We approach these objectives through three key components:

•	Annual base salary;

•	Performance-based annual short-term incentive compensation, typically made in the form of cash bonuses; and

•	Periodic awards of long-term stock-based compensation, such as stock options, restricted stock, restricted stock units, and performance-based shares.

Compensation Process

In 2005, our Compensation Committee engaged an outside consultant, Aon/Radford Surveys + Consulting (“Aon Consulting”), to assist it in the review of our compensation philosophy and objectives, as well as the design and implementation of compensation programs that advance both the short- and long-term interests of stockholders while also ensuring that we are able to retain and attract highly skilled executive talent. Aon Consulting serves at the discretion of our Compensation Committee, which has sole discretion to engage or terminate Aon Consulting or other advisors. Our Compensation Committee worked with Aon Consulting in the design of our 2007 and 2008 short- and long-term incentive programs.

In connection with Aon Consulting’s review of our compensation program in 2005, it provided us with an analysis of base salary, short-term incentive, long-term incentive, and benefit practices of peer companies, which was updated in 2007 for the Compensation Committee’s review of the 2007 compensation programs. For 2007, the analysis was based on a peer group of 13 companies selected based upon industry focus, revenue levels, productivity, and other factors, across the telecommunications, exchange, and high technology industries, as well as in other industries. In light of the changing characteristics of companies with respect to these factors, in 2007 Aon Consulting updated our peer group to ensure that it contains those companies that are most comparable to us and have available data regarding their compensation practices. The peer group is currently comprised of the following companies:

• CBeyond, Inc.	• FairPoint Communications, Inc.
• Equinix, Inc.	• iBasis, Inc.

• BGC Partners, Inc. (formerly eSpeed, Inc.)	• InPhonic, Inc.
• Internap Network Services Corporation	• Neutral Tandem, Inc.
• iPass Inc.	• Syniverse Holdings, LLC
• j2 Global Communications, Inc.	• SBA Communications Corporation
• NeuStar, Inc.

Because a peer group analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company. Therefore, Aon Consulting also relied upon its own Executive Survey, as well as the Mercer Telecom Survey and the Watson Wyatt Telecom Survey, each published compensation surveys, to supplement information on these positions, as well as to provide the basis for analysis for other company executives. Total compensation is generally targeted at the 50th percentile for each position. As would be expected, specific pay positioning varies by executive.

In determining compensation opportunities for the Chief Executive Officer, our three components of compensation and total compensation is compared to Aon Consulting’s analysis, compensation survey data, and the assessment of the Chief Executive Officer’s performance by our Compensation Committee. In determining compensation opportunities for the other senior executives, our three components of compensation and total compensation is compared to Aon Consulting’s analysis, compensation survey data, and the assessment of the executive’s performance by our Chief Executive Officer. Our Compensation Committee reports all compensation decisions and actions to our Board.

Setting Executive Compensation

In allocating compensation between base salary, short-term cash incentive compensation, and long-term incentive compensation, our Compensation Committee reviews and considers how the peer group companies allocate compensation among these components for the equivalent positions at such companies. Based on this review, our Compensation Committee generally allocates compensation so that it is in-line with the allocation of compensation at the 50th percentile for each position at the peer companies.

Base Salary

In reviewing the executives’ base salaries, our Compensation Committee primarily considers:

•	Aon Consulting’s analysis and compensation survey data as well as proxy statement data for the peer companies;

•	the recent performance of the executive and the Compensation Committee’s expectations for the position itself; and

•	our recent and expected overall performance.

For 2007, base salaries for all executives were determined by our Compensation Committee. The 2007 base salaries for our named executive officers are as follows:

Name	2007 Base Salary
William M. Freeman	$375,000	(1)
John B. Wynne, Jr.	$275,000
Curt R. Koeppen	$250,000	(2)
Peter P. Sach	$275,000
W. Terrell Wingfield, Jr.	$250,000
J. Curt Hockemeier	$420,000	(3)
Roger H. Moore	$300,000	(4)

(1)	Mr. Freeman joined us in November 2007 and was paid $46,875 for 2007.

(2)	Mr. Koeppen joined us in December 2007 and was paid $10,419 for 2007, excluding a one-time signing bonus of $35,000.
(3)	Mr. Hockemeier resigned as Chief Executive Officer and President on June 11, 2007 and was paid $187,911 for 2007, excluding severance payments made to him in connection with his resignation.
(4)	Mr. Moore, who served as one of our directors until January 11, 2008, served as our Interim Chief Executive Officer and President from June 11, 2007 until November 19, 2007 and was paid $134,231 for 2007 in his capacity as Interim Chief Executive Officer and President.

Short Term Incentive Compensation

Our annual Short Term Cash Incentive Bonus Plan (the “Bonus Plan”) is designed to motivate and reward eligible employees for their contributions by making a significant portion of their cash compensation dependent upon Company and individual performance. The Bonus Plan establishes the terms under which annual cash bonus compensation will be paid to our eligible employees, including all of our named executive officers. For executive officers, other than the Chief Executive Officer, at the beginning of each year, the individual performance objectives are recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee. Similarly, shortly after the end of each year, the amount of the actual bonus award for executive officers, other than the Chief Executive Officer, is recommended by the Chief Executive Officer and reviewed and approved by our Compensation Committee. The Compensation Committee sets the individual performance objectives and determines the amount of the actual bonus award for the Chief Executive Officer. For non-executive officers, the individual performance objectives are established by the employee’s direct supervisor and approved by our senior management. Furthermore, the amount of the actual bonus award is determined by our senior management, who has a bonus pool to allocate among all non-executive officers.

For 2007, the short term incentive compensation program payouts rested on the following three variables:

•	the executive officer’s annual incentive target amount;

•	achievement of two corporate performance objectives, which are net revenue and net income; and

•	individual performance objectives.

The target amount of the bonus is a target percentage of the executive’s base salary but can be greater or less than the target percentage based upon underachievement or overachievement of either the Company’s or the executive’s objectives, as determined by the Compensation Committee. The target percentages for the named executive officers for 2007 were:

Title	Target Bonus Percentage
President and Chief Executive Officer	75	%(1)
“C” Level and Senior Vice Presidents	45%

(1)	This amount applied to Mr. Hockemeier, who served as our Chief Executive Officer and President in 2007, until his resignation in June 2007. Per the terms of the employment letter between Arbinet and Mr. Moore, he was entitled to discretionary bonuses to be determined from time to time by the Board, in lieu of the 75% target bonus. Mr. Moore was not paid any bonus in connection with his service as Interim Chief Executive Officer and President. Mr. Freeman, who became our Chief Executive Officer and President in November 2007, has a target bonus percentage of 100% for fiscal year 2008. Mr. Freeman was not eligible for a performance bonus in fiscal year 2007.

Therefore, for 2007, Mr. Wynne’s, Mr. Sach’s and Mr. Wingfield’s target bonus percentage were each 45%. Because Mr. Freeman and Mr. Koeppen were hired during November 2007 and December 2007, respectively, neither were eligible for a performance bonus in 2007.

In determining corporate performance, the Bonus Plan focuses on two financial metrics: net revenue and net income. At the beginning of 2007, our Compensation Committee established performance targets based upon our strategic objectives and reviews these targets with our Board. The corporate performance metrics were the same for both executives and non-executives. Historically, at the beginning of the year following the measurement year, our actual net revenue and net income is measured separately against the targets.

At the beginning of 2007, the Compensation Committee set the corporate performance metrics (the “Original 2007 Corporate Targets”) such that a bonus award would have been earned as follows:

•	a threshold of $51.5 million in consolidated net revenue would have resulted in a bonus award equal to 50% of the executive’s or non-executive’s target bonus percentage, and

•	a target of $59 million in consolidated net revenue would have resulted in a bonus award equal to 100% of the executive’s or non-executive’s target bonus percentage.

•	In order for a bonus to be paid at all, the Company’s consolidated net loss in 2007 must not have exceeded $3 million.

Performance exceeding the threshold net revenue would have resulted in progressively accelerating payment levels above 50% of the target bonus percentage. Any bonus award would have been subject to the discretion of the Compensation Committee or senior management, as the case may be, based on the achievement of individual performance goals.

In June 2007, our Board completed our previously announced review of strategic alternatives. At this time, Mr. Moore was appointed as Interim Chief Executive Officer and President. Mr. Moore, working with Mr. Wynne, our Chief Financial Officer, reviewed the Original 2007 Corporate Targets under the Bonus Plan and measured Arbinet’s performance against the Original 2007 Corporate Targets for the first half of the year. Mr. Moore and Mr. Wynne determined that, for the first half of the year, Arbinet’s actual net revenue and net income would have entitled the executives and employees to a payout of half of the target bonus percentage for that period (that is, half of the target bonus percentage for the first half of the year), subject to the discretion of the Compensation Committee or senior management, as the case may be, based on the achievement of individual performance goals. In August 2007, at the first Compensation Committee following Mr. Moore’s appointment as Interim Chief Executive Officer and President, Mr. Moore and Mr. Wynne recommended to the Compensation Committee that:

•	subject to the achievement of individual performance goals, the executives and employees be entitled to payout of half of the target bonus percentage for the first half of the year; and

•	the Original 2007 Corporate Targets be re-evaluated in light of the completion of the review of Arbinet’s strategic alternatives and performance to date.

On this recommendation, in September 2007, the Compensation Committee reviewed the Original 2007 Corporate Targets and Arbinet’s actual net revenue and net income for the first half of the year as compared to the Original 2007 Corporate Targets. Based on this review and its discretion under the Bonus Plan, the Compensation Committee decided that:

•	subject to the achievement of individual performance goals, the executives and employees were entitled to a payout of half of the target bonus percentage for the first half of the year; and

•	the corporate performance metrics for the second half of the year 2007 should be revised (the “Revised 2007 Corporate Targets”).

Therefore, to be eligible for a bonus payout of half of the target bonus percentage for the second half of the year, the Compensation Committee set the Revised 2007 Corporate Targets such that a bonus award would have been earned as follows:

•

a threshold of $24.2 million in net revenue attributable to core voice and data (excluding Broad Street Digital Limited) for the second half of the year would have resulted in a bonus award equal to 50% of the executive’s or non-executive’s target bonus percentage,

•

a target of $25.8 million in net revenue attributable to core voice and data (excluding Broad Street Digital Limited) for the second half of the year would have resulted in a bonus award equal to 100% of the executive’s or non-executive’s target bonus percentage, and

•

exceeding $28.2 million in net revenue attributable to core voice and data (excluding Broad Street Digital Limited) for the second half of the year would have resulted in a bonus award of the unearned bonus for which the executive or non-executive was eligible during the first half of the year.

•

In order for a bonus to be paid at all for the second half of the year, the net income attributable to core voice and data (excluding Broad Street Digital Limited) for that period must have been at least $938,000, adjusted for certain expenses, primarily associated with non-cash compensation as calculated in accordance with SFAS No. 123R.

In all cases, performance exceeding the threshold net revenue would have resulted in progressively accelerating payment levels, beginning at 50% of the target bonus percentage, subject to the discretion of the Compensation Committee or senior management, as the case may be, based on the achievement of individual performance goals.

Each year, the individual performance component for the Chief Executive Officer is determined by the Compensation Committee with consideration of matters such as strategic planning, growing the Company, corporate governance, and continuing to focus on the long-term interests of our stockholders. For the other named executive officers, individual performance is recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee, with consideration of matters such as leadership, strategic planning, corporate governance, and other position-specific goals. In evaluating whether the individual performance metrics have been met, our Compensation Committee relies upon the assessment of the performance of the Chief Executive Officer by our Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives. The individual performance metrics were not changed in connection with the Compensation Committee’s review of the corporate performance metrics in September 2007.

To determine the bonus eligibility for the first six months of 2007, the Compensation Committee reviewed our performance for that period against the Original 2007 Corporate Targets for the full year. During the first half of 2007, we achieved consolidated net revenue of $25.0 million and had a consolidated net loss of $4.3 million, before adjustment for certain expenses, primarily associated with non-cash compensation as calculated in accordance with SFAS No. 123R and costs associated with the review of our strategic alternatives by the Special Committee of the Board. At the Compensation Committee’s discretion, and based on their assessment of our performance with respect to the Original 2007 Corporate Targets, the executives were eligible to receive 50% of their target bonus for that period, subject to the achievement of individual performance goals.

During the second six months of 2007, our target net revenue attributable to core voice and data (excluding Broad Street Digital Limited) was $25.8 million and in order for our executives and employees to qualify for a bonus with respect to that time period, we needed to have achieved net revenue attributable to core voice and data (excluding Broad Street Digital Limited) of $24.2 million as well as net income attributable to core voice and data (excluding Broad Street Digital Limited) of $938,000, adjusted for certain expenses, primarily associated with non-cash compensation as calculated in accordance with SFAS No. 123R. Once the threshold net revenue amount proscribed by the Revised 2007 Corporate Targets of $24.2 million was achieved, actual payments were based on the accelerating payment levels discussed above and an assessment of individual performance against the individual performance goals established at the beginning of the year.

During the second half of 2007, we achieved net revenue attributable to core voice and data (excluding Broad Street Digital Limited) of $24.9 million and net income attributable to core voice and data (excluding Broad Street Digital Limited) of $1.09 million, before adjustment for certain expenses, primarily associated with non-cash compensation as calculated in accordance with SFAS No. 123R. Based on the Revised 2007 Corporate

Targets, the executives were eligible to receive 33.43% of their target bonus for that period, subject to the discretion of the Compensation Committee or senior management, as the case may be, based on the achievement of individual performance goals.

Bonus Plan awards for Mr. Wynne, Mr. Sach, and Mr. Wingfield for 2007 are outlined below:

•	In consideration of both corporate and individual performance, Mr. Wynne received a bonus payment of $72,400.

•	In consideration of both corporate and individual performance, Mr. Sach received a bonus payment of $72,400.

•	In consideration of both corporate and individual performance, Mr. Wingfield received a bonus payment of $65,850.

The terms of the Bonus Plan, including the target bonus levels and relationship of payouts to achievement of the performance goals, were established by our Compensation Committee in consultation with Aon Consulting, and reviewed with our Board. Annually, our Compensation Committee reviews the Bonus Plan (including the performance goals) to ensure that it is designed in a manner that continues to motivate employees to achieve our performance goals. Regardless of the actual award determined by the plan parameters, our Compensation Committee has the authority to modify any award.

In connection with its annual review of the Bonus Plan, the Compensation Committee made adjustments to the applicable metrics and bonus targets for fiscal year 2008. As a result, in 2008, the corporate performance objectives will be net revenue and adjusted EBITDA, rather than net revenue and net income, the President and Chief Executive Officer’s target bonus percentage will increase from 75% to 100%, and Mr. Sach will be eligible to receive an additional 10% based on the achievement of specific strategic targets. Additionally, per his employment agreement, Mr. Koeppen is eligible to receive an additional 20% target bonus based on the achievement of specific strategic targets.

Long Term Incentive Compensation

Stock Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights

The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interest of management with stockholder value, aids in employee retention, and motivates executives to improve the long-term stock market performance of our common stock. Equity grants also provide an opportunity for increased equity ownership.

When granting stock-based incentives to senior executives, our Compensation Committee considers Aon Consulting’s analysis, as described earlier, as well as the Chief Executive Officer’s recommendations for other executives, which are based on each officer’s level of responsibility and contribution towards achievement of our business plan and objectives.

Historically, the primary form of equity compensation has been non-qualified stock options because this was typically the form of equity award provided by our peer companies. However, beginning in 2006, companies, including some of our peer companies, also began issuing restricted stock and performance based awards. As a result, our Compensation Committee assessed the desirability of granting performance shares, shares of restricted stock, or restricted stock units to employees, particularly members of senior management, and concluded that performance shares or restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution to our stockholders. For that same reason, in 2008, the Compensation Committee decided to begin issuing stock appreciation rights, which are similar to stock option grants but allow the executive to elect not to pay a purchase price and, instead, receive the number of shares of Common Stock being exercised, less that number of shares having a fair market value equal to the applicable exercise price.

Pursuant to the terms of our stock option plans, our Compensation Committee has delegated authority to Mr. Freeman and Mr. Sach to grant stock-based awards to newly-hired employees (other than executive officers) pursuant to guidelines established by our Compensation Committee, with Mr. Freeman having the final approval of any such grants. Pursuant to these guidelines, our Compensation Committee established the range of salary, bonus, and stock option grants to be awarded in connection with our hiring of qualified personnel in 2006 (including the maximum number of shares of common stock subject to individual awards that Mr. Freeman may grant). Our Compensation Committee reviews and ratifies all of the grants made by Mr. Freeman and establishes and approves all grants to our executive officers and any grants to non-executive officers that are outside the delegated authority of Mr. Freeman. In addition, our Compensation Committee approves the annual equity grants to our employees, which are based on the recommendations of Mr. Freeman.

Employee grants have typically been made on the last business day of the quarter. Historically, all stock option awards are made at the closing price for our common stock on the day before the grant date. In 2006, our Compensation Committee changed this practice and now all stock option awards are made at the closing price for our common stock on the grant date. All grants are effective on the last business day of the quarter. Traditionally, director equity grants occur annually on the date of the Annual Meeting of Stockholders.

We have agreed to provide accelerated vesting of stock options, performance shares, restricted stock awards, restricted stock units and stock appreciation rights to our named executive officers in the event of, among other things, a change in control. Further analysis of payments triggered by a change in control is provided beginning on page 32 of this Proxy Statement.

2006 Performance Share Awards

In 2006, we granted performance share awards to executive officers, including all of the named executive officers except for Mr. Freeman and Mr. Koeppen, who joined the Company in 2007 (the “2006 Performance Share Awards”). The 2006 Performance Share Awards provide recipients with the opportunity to earn shares of our common stock, the number of which is determined pursuant to, and subject to the attainment of performance goals. The performance goals are determined based on our compound annual revenue growth and compound annual margin growth in earnings before interest, taxes, depreciation, amortization, and non-cash compensation expenses.

At our Compensation Committee’s first meeting after each of December 31, 2007 and December 31, 2008 (each a “Measurement Date”), which must be no later than two and one-half months after the end of the Measurement Date, our Compensation Committee will certify whether and to the extent the performance goals have been met on such Measurement Date and will direct the Company to issue the corresponding number of shares of our common stock to the participant. At the meeting of the Compensation Committee on February 6, 2008, the committee determined that, as of the 2007 Measurement Date, Arbinet had not achieved either of the performance goals and, therefore, no performance shares were awarded for fiscal year 2007. The participant’s eligibility to receive issued shares of our common stock is conditioned on the participant’s continuous employment or other service relationship with the Company through and on the dates of the Compensation Committee certification. Any shares of common stock not earned by the first Compensation Committee meeting in 2009 will not be issued to the participant.

In the event of a change in control of the Company prior to the first Compensation Committee meeting in 2009, immediately prior to the consummation of the change in control, the participant will be issued a number of shares of our common stock equal to the number of target shares, reduced by the number of shares of our common stock previously issued to the participant under the performance share award agreement.

2008 Performance Share Awards

In addition to the 2006 Performance Share Awards, in 2008 we granted restricted stock awards to each of our named executive officers, except for Mr. Hockemeier and Mr. Moore, who were not employed by the

Company at the time such awards were granted (the “2008 Performance Share Awards”). The 2008 Performance Share Awards provide recipients with the opportunity to earn shares of restricted common stock, the number of which shall be determined pursuant to, and subject to the attainment of performance goals. The performance goals are determined based on revenue growth and earnings before interest, taxes, depreciation, amortization, and non-cash compensation expenses of the Company.

The shares of restricted common stock, if earned, will be granted at the first meeting of the Compensation Committee (the “Grant Date”) after December 31, 2008 (the “2008 Measurement Date”), which must be no later than two and one-half months after the Measurement Date. On the Grant Date, the Compensation Committee will certify whether and to the extent the performance goals have been met on the 2008 Measurement Date and will direct the Company to issue the corresponding number of shares of restricted common stock to the executive officer. The shares of restricted common stock vest one-third on the Grant Date, one-third on the first anniversary of the Grant Date, and one-third on the second anniversary of the Grant Date. If the executive officer ceases to be an employee or director of, or consultant or advisor to, the Company or a subsidiary for any reason (including death) prior to vesting of the restricted stock, any shares not vested will immediately and automatically be forfeited and returned to the Company.

In the event a change in control of the Company occurs prior to the 2008 Measurement Date, the 2008 Performance Share Awards granted to Mr. Freeman and Mr. Koeppen provide that the executive will be issued a number of shares of common stock equal to the number of target shares as of the consummation of the change in control, free of any restrictions.

In the event a change in control of the Company occurs prior to the 2008 Measurement Date, the 2008 Performance Share Awards granted to Mr. Wynne, Mr. Wingfield, and Mr. Sach, provide that the executives will each immediately and automatically forfeit their respective 2008 Performance Share Awards as of the consummation of the change in control.

Under the 2008 Performance Share Awards for Mr. Freeman, Mr. Wynne, Mr. Koeppen, Mr. Sach, and Mr. Wingfield, if there is a change in control of the Company at any time after the 2008 Measurement Date, and the shares of restricted common stock are assumed or otherwise continued in effect or replaced with a cash incentive program:

•

upon the closing of the change in control of the Company, the restrictions on the restricted common stock will lapse as to 50% of the unvested restricted common stock, with the remaining unvested portion vesting equally over the remaining portion of the vesting term (provided that the executive officer is employed by the Company or a subsidiary or is associated with the Company or a subsidiary as a director or consultant on the applicable vesting date); and

•

if within 12 months of such change in control of the Company, the executive officer’s employment with the Company is terminated (other than a termination for cause, as defined in the applicable agreement), then all restrictions shall lapse.

If the shares of restricted common stock are not assumed or otherwise continued in effect or replaced with a cash incentive program, then all restrictions shall lapse immediately prior to the consummation of the change in control.

401(k) Plan

We maintain a 401(k) Plan that covers substantially all employees. The 401(k) Plan is an essential part of the retirement package needed to attract and retain our employees.

We match 100% of each participant’s first 4% of voluntary salary contributions up to $225,000 of eligible compensation. Both employer and employee contributions to the 401(k) Plan are fully vested. The 401(k) benefit provided to the named executive officers does not exceed the benefit levels offered to other full-time employees.

Welfare Benefits

In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits. Except for Mr. Wynne, the named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees. Mr. Wynne is also a partner in Tatum, LLC and receives his medical and dental insurance benefits through Tatum’s plans. We reimburse Mr. Wynne for a portion of the premiums payable by Mr. Wynne.

We provide one times base salary in life and accidental death and dismemberment insurance for our full-time employees including the named executive officers. The life insurance benefit provided to the named executive officers does not exceed the benefit levels offered to other full-time employees and are subject to certain plan-wide limitations.

We also provide disability insurance to our full-time employees including the named executive officers. Our short-term disability provides up to 60% of base salary income replacement beginning on the employee’s 15th day of disability and continues until the employee is no longer disabled or for a maximum of six continuous months, whichever comes first. Our long-term disability provides up to 60% of base salary income replacement after six months of qualified disability. The short-term and long-term disability benefits provided to the named executive officers do not exceed the benefit levels offered to other full-time employees and are subject to certain plan-wide limitations.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that our Compensation Committee believes are reasonable and consistent with the overall compensation program. Perquisites include transportation benefits and relocation benefits. Annually, our Compensation Committee reviews the levels of perquisites and other personal benefits provided to named executive officers.

Severance Benefits

We have agreed to provide severance benefits to our named executive officers in the event of, among other things, a change in control. These benefits are designed to promote stability and continuity of senior management. Our Compensation Committee believes that the interests of stockholders will be best served if the interests of senior management are aligned with them. Our Compensation Committee further believes that providing these benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. In April 2008, our Compensation Committee approved amendments to employment letters with Messrs. Wynne, Sach, and Wingfield in light of certain changes to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). These amendments did not change the economic terms of severance under the employment letters other than to require a six-month delay to the payment of severance to the executive to the extent required by Section 409A of the Code.

Further analysis of payments triggered by a change in control is provided beginning on page 32 of this Proxy Statement.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Our Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when our Compensation Committee believes such payments are appropriate and in our best interests and the best interest of our stockholders, after taking into consideration changing business conditions and the performance of our employees. Our Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to our growth and financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2007 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be fully deductible and not affected by the Section 162(m) limitation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 16 of this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report has been furnished by the members of the Compensation Committee:

Robert C. Atkinson, Chairman

Michael J. Donahue

Shawn F. O’Donnell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members to the Compensation Committee are Mr. Atkinson, Mr. Donahue, and Mr. O’Donnell. We are not aware of any compensation committee interlocks or relationships involving our executive officers or members of our Board requiring disclosure in this item.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2007 and December 31, 2006, the compensation of the person who served as Chief Executive Officer of the Company, Chief Financial Officer of the Company, each of the two most highly compensated executive officers of the Company whose total compensation exceeded $100,000 for the year ended December 31, 2007, two additional officers who served as our principal executive officer for a period of time in 2007, and one officer for whom disclosure would have been provided but for the fact that such officer’s total compensation did not exceed $100,000 for the year ended December 31, 2007.

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position (2)	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	All Other Compensation ($) (6)	Total ($)
William M. Freeman	2007	$46,875	—	—	$30,159	$6,062	$83,096
President and Chief Executive Officer

John B. Wynne, Jr.	2007	$275,000	$72,400	$37,188	$107,346	$24,015	$515,949
Chief Financial Officer	2006	$57,291	$25,781	—	$22,331	$97,385	$202,788

Curt R. Koeppen	2007	$10,417	$35,000	—	$7,232	$1,439	$54,088
Chief Marketing Officer

Peter P. Sach	2007	$275,000	$72,400	$81,838	$48,902	$9,405	$487,545
Chief Operating Officer	2006	$275,000	$61,875	$47,625	$50,881	$9,205	$444,586

W. Terrell Wingfield, Jr.	2007	$250,000	$65,850	$37,188	$110,687	$7,488	$471,213
General Counsel and Secretary	2006	$67,308	$53,125	—	$27,672	$101	$148,206

J. Curt Hockemeier	2007	$187,911	—	$312,122	$268,128	$533,843	$1,302,004
President and Chief Executive Officer	2006	$420,000	$157,500	$183,868	$35,731	$9,205	$806,304

Roger H. Moore	2007	$134,231	—	—	—	$21,658	$155,889
Interim President and Chief Executive Officer

(1)	We do not maintain any non-equity incentive plans, pension plans, or non-qualified deferred compensation plans.
(2)	Mr. Freeman joined the Company in November 2007 and his base salary for 2007 was $375,000. Mr. Wynne joined the Company in October 2006 and his base salary for 2006 was $275,000. Mr. Koeppen joined the Company in December 2007 and his base salary for 2007 was $250,000. Mr. Wingfield joined the Company in September 2006 and his base salary for 2006 was $250,000. Mr. Hockemeier resigned as our Chief Executive Officer, President, and director in June 2007. Mr. Moore served as our Interim Chief Executive Officer and President from June 2007 until November 2007, and the amounts in this table reflect only what Mr. Moore received in that capacity. The compensation received by Mr. Moore in his capacity as director is shown in the Director Compensation Table.
(3)

Bonus payments include discretionary awards to Messrs. Hockemeier and Sach for fiscal year 2006 as well as awards made to Messrs. Wynne, Sach, and Wingfield in fiscal year 2007, pursuant to the Bonus Plan discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement, with respect to bonus payments for fiscal year 2007, and in the Proxy Statement filed with the Securities and Exchange Commission on July 23, 2007 in connection with the 2007 Annual Meeting, for bonus payments for fiscal year 2006. Each of Messrs. Wynne and Wingfield received a pro rated 2006 bonus of $25,781 and $28,125, respectively, which was paid in fiscal 2007. Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus the 2006 bonus was paid in fiscal 2007 and the 2007 bonus was paid in fiscal 2008. In addition, Mr. Wingfield received a one-time signing bonus of $25,000 when he joined the Company in 2006. Pursuant to the Employment Agreement between Mr. Koeppen and the Company, dated December 17, 2007, Mr. Koeppen received a one-time signing bonus of $35,000, which was paid to him in 2008.

(4)	Amount listed reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R of restricted stock and restricted stock unit awards, and thus includes amounts from awards granted in and prior to 2006 or 2007, as applicable. Information related to the financial reporting of restricted stock and restricted stock units is presented in Footnote 9 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and Footnote 10 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”).
(5)	Amount listed reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R on stock option awards and thus includes amounts from awards granted in and prior to 2006 and 2007, as applicable. Information related to the financial reporting of stock options is presented in Footnote 9 to the Consolidated Financial Statements presented in our 2006 Form 10-K and in Footnote 10 to the Consolidated Financial Statements presented in our 2007 Form 10-K.
(6)	The table below shows the components of this column, which include the Company’s match for each individual’s 401(k) Plan contributions, imputed income related to life insurance benefits, reimbursement of commuting expenses for Mr. Wynne in each of 2006 and 2007, reimbursement of travel and living expenses for Messrs. Freeman and Koeppen and severance payments made to Mr. Moore, as applicable.

Name	Year	401(k) Match	Life Insurance	Reimbursement of Commuting Expenses		Reimbursement of Travel and Living Expenses		Severance Payments		Total “All Other Compensation”
William M. Freeman	2007	—	—			$6,062	(a)	—		$6,062
John B. Wynne, Jr.	2007	$8,708	$405	$10,409	(b)	—		—		$24,015	(d)
	2006	—	$169	$4,111	(c)	—		—		$97,385	(d)
Peter P. Sach	2007	$9,000	$405	—		—		—		$9,405
	2006	$8,800	$405	—		—		—		$9,205
Curt R. Koeppen	2007	$417	—	—		$1,022	(e)	—		$1,439
W. Terrell Wingfield, Jr.	2007	$7,083	$405	—		—		—		$7,488
	2006	—	$101	—		—		—		$101
J. Curt Hockemeier	2007	$9,000	$203	—		—		$524,640	(f)	$533,843
	2006	$8,800	$405	—		—		—		$9,205
Roger H. Moore	2007	—	$203	—		$21,455	(g)	—		$21,658

(a)	Represents the amount received by Mr. Freeman in 2007 for travel and living expenses during his relocation to New Jersey.
(b)	Represents the amount received by Mr. Wynne in 2006 for commuting expenses in lieu of a relocation package. Mr. Wynne’s reimbursement for commuting expenses cannot exceed more than $2,000 per month.
(c)	Represents the amount received by Mr. Wynne in 2007 for commuting expenses in lieu of a relocation package. Mr. Wynne’s reimbursement for commuting expenses cannot exceed more than $2,000 per month.
(d)	In addition to the items noted in the table above, the amount shown in this column includes $90,000 received by Mr. Wynne for his work as a consultant to the Company from July 2006 until his appointment as Chief Financial Officer in October 2006. In addition, Mr. Wynne is a partner in Tatum, LLC and participates in Tatum’s medical and dental insurance plans. We reimburse Mr. Wynne for a portion of the premium that he pays in connection with the Tatum plans. This amounted to $3,105 and $4,493 in 2006 and 2007, respectively.
(e)	Represents the amount received by Mr. Koeppen in 2007 for travel and living expenses during his relocation to New Jersey.
(f)	The amount shown represents amounts paid to Mr. Hockemeier upon his resignation on June 11, 2007 and is described in detail under the heading “Potential Post-Employment Payments” below.
(g)	Represents the amount paid to Mr. Moore as reimbursement for living and travel expenses associated with commuting from his personal residence in Washington to the Company’s corporate headquarters in New Jersey and residing in New Jersey as the business needs of the Company required.

Grants of Plan-Based Awards

The following table contains information concerning grants of plan-based awards under the Company’s cash and equity incentive plans to the named executive officers during the year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2007 (1)

Name (2)	Date of Approval by the Compensation Committee or Board of Directors Approval		Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (3) (5)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Award ($) (6)
William M. Freeman	11/15/2007	(7)	11/16/2007	—	408,963	$5.32	$2.36
John B. Wynne, Jr.	—		9/27/2007	27,262	—	—	$5.46
Peter P. Sach	—		9/27/2007	25,081	—	—	$5.46
Curt R. Koeppen	12/17/2007	(8)	12/31/2007	—	288,981	$5.95	$2.41
W. Terrell Wingfield, Jr.	—		9/27/2007	27,262	—	—	$5.46

(1)	We do not maintain any non-equity incentive plans that are required to be disclosed in this table.
(2)	Neither Mr. Moore nor Mr. Hockemeier were awarded stock options or restricted stock in 2007.
(3)	Stock options and restricted stock units granted under our 2004 Stock Incentive Plan, as amended (the “2004 Plan”). Assuming that in connection with a change in control, the award is not assumed or replaced in accordance with the terms of the option or restricted stock unit award agreement, 100% of the option grant or restricted stock unit award will fully vest. The number of shares issuable under the 2004 Plan may be increased annually by the lowest of (a) 3,000,000 shares of common stock, (b) 5% of the outstanding shares on such date, and (c) an amount determined by our Board. Any increase is subject to the limitation that the aggregate shares issuable under any equity compensation plans maintained by the Company may not exceed 25% of the outstanding shares of the Company on the first day of the fiscal year in which the increase is made. For fiscal year 2008, the Board determined to increase the number of shares issuable under the 2004 Plan by 256,589.
(4)	The amounts in this column reflect the adjustments made to the number of restricted stock units outstanding on March 28, 2008 in connection with the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(5)	The amounts in this column reflect the adjustments made to the number of shares underlying, and the exercise price of, stock options outstanding on March 7, 2008 in connection with the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(6)	The amounts included in this column represent the full grant date fair value of the awards computed in accordance with SFAS No. 123R. Information related to the financial reporting of stock options and restricted stock are presented in Footnote 10 to the Consolidated Financial Statements presented in our 2007 Form 10-K, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(7)	The Board of Directors voted on November 16, 2007 to grant an option award to Mr. Freeman, effective as of the date of his hire.
(8)	In connection with his hiring, on December 17, 2007 the Compensation Committee approved the grant of an option award to Mr. Koeppen, effective as of the last day of the fourth quarter of fiscal year 2007, in accordance with the Company’s policy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007 (1)

	Option Awards							Stock Awards
Name (2)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William M. Freeman			408,936	(4)	—	$5.32	11/16/2017	—		—		—		—
John B. Wynne, Jr.			—		—	—	—	27,262	(5)	$151,304		—		—
	55,660		135,177	(6)	—	$4.68	10/16/2016	—		—		—		—
	—		—		—	—	—	—		—		68,362	(7)	$155,400	(8)
Peter P. Sach	—		—		—	—	—	24,081	(5)	$133,649		—		—
	158,243		—		—	$0.15	08/03/2011			—		—		—
	67		—		—	$0.15	06/14/2012	—		—		—		—
	30,527				—	$1.67	06/01/2013	—		—		—		—
	9,962		212	(9)	—	$7.63	01/08/2014	—		—		—		—
	20,132	(10)	—		—	$15.04	11/10/2014	—		—		—		—
	43,619		—		—	$23.07	02/22/2015	—		—		—		—
	31,010		39,871	(11)	—	$4.27	08/17/2016	—		—		—		—
	—		—		—	—	—	7,500	(12)	$41,625		—		—
	—		—		—	—	—	—		—		50,782	(7)	$115,440	(13)
Curt R. Koeppen	—		288,981	(14)	—	$5.55	12/31/2017	—		—		—		—
W. Terrell Wingfield, Jr.	—		—		—	—	—	27,262	(5)	$151,304		—		—
	59,636		131,201	(15)	—	$4.79	09/29/2016	—		—		—		—
	—		—		—	—	—	—		—		68,362	(7)	$155,400	(8)
Roger H. Moore(16)	7,663	(17)	—		—	$4.61	6/14/2016	—		—		—		—
	13,086		4,362	(18)	—	$6.68	8/20/2015	—		—		—		—
	—		—		—	—	—	750		$4,163	(19)	—		—
	—		—		—	—	—	4,666		$25,896	(20)	—		—

(1)	Except as otherwise noted, the information in this table reflects adjustments made to grants of restricted stock units and stock options in connection with the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(2)	Mr. Hockemeier did not have any equity awards outstanding on December 31, 2007.
(3)	Based upon the fair market value of $5.55 of our common stock on December 31, 2007, the last trading day of the fiscal year, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(4)	25% of such stock options vest on November 16, 2008 and the remaining stock options vest monthly, in equal installments, over the following 3 years.
(5)	The restrictions lapse yearly in three equal installments over a three year period, with the first installment vesting on February 29, 2008.
(6)	The shares vest monthly in 48 equal installments over a four year period, with the first installment vesting on November 30, 2006.
(7)	The amount of performance shares that vest will be determined at the first meeting of the Compensation Committee after each of December 31, 2007 and December 31, 2008 based on the attainment of performance goals of the Company. For more information see the section entitled “Grants of Plan-Based Awards” and the discussion under “Compensation Discussion and Analysis—Long Term Incentive Compensation—Performance Share Awards,” earlier in this Proxy Statement.
(8)	Value is calculated upon 28,000 performance shares vesting based upon on achieving the threshold performance goals and is based on the closing price of $5.55 of our common stock on December 31, 2007, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(9)	The stock options vest monthly in 48 equal installments over a four year period, with the first installment vesting on February 28, 2004.
(10)

On August 25, 2005, our Board approved the accelerated vesting of all unvested employee stock options issued under our 2004 Plan having an exercise price in excess of $10 and, therefore, these shares were fully vested at such time. Based on the closing price of $6.35 on August 24, 2005, none of these stock options had intrinsic economic value at the time. In March 2008, the Board approved adjustments to the number of shares underlying, and the exercise price of, stock options outstanding on March 7, 2008, in connection with the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008, only with respect to those stock options having an exercise price at or below the closing price as of March 7, 2008. As a result, these option grants were not adjusted.

(11)	6,770 of the shares vested on August 18, 2006 and the remaining shares vest monthly in 43 equal installments over a three year, seven month period, with the first installment vesting on September 30, 2006.
(12)	The restrictions lapse yearly in three equal installments over a three year period, with the first installment vesting on August 25, 2006.
(13)	Value is calculated upon 20,800 performance shares vesting based upon on achieving the threshold performance goals and is based on the closing price of $5.55 of our common stock on December 31, 2007, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(14)	25% of such stock options vest on December 17, 2008 and the remaining stock options vest monthly, in equal installments, over the following 3 years.
(15)	The shares vest monthly in 48 equal installments over a four year period, with the first installment vesting on October 31, 2006.
(16)	These equity awards were granted to Mr. Moore in his capacity as a director.
(17)	Mr. Moore’s right to exercise such option, to the extent that it was vested on January 11, 2008, when Mr. Moore resigned as Director, expired on April 11, 2008.
(18)	One-third of such stock options vested on August 2, 2006 and then in equal quarterly installments over the following two years. These stock options ceased to vest on January 11, 2008, when Mr. Moore resigned as Director, and Mr. Moore’s right to exercise such option, to the extent that it was vested on that date, expired on April 11, 2008.
(19)	The restrictions lapse yearly in three equal installments over a three year period, with the first installment vesting on August 15, 2006. These shares were unvested, and therefore forfeited, upon Mr. Moore’s resignation as Director on January 11, 2008.
(20)	The restrictions lapse yearly in three equal installments over a three year period, with the first installment vesting on June 15, 2007. These shares were unvested, and therefore forfeited, upon Mr. Moore’s resignation as Director on January 11, 2008.

Option Exercises and Stock Vested

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and the vesting of stock awards during the year ended December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Named Executive Officer (1)	Number of Shares Acquired on Exercise (#) (2)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (4)
Peter P. Sach	—	—	7,500	(5)	$39,150
J. Curt Hockemeier	26,863	$156,880	93,749	(6)	$518,431
	—	—	22,224	(7)	$122,899

(1)	None of Messrs. Freeman, Wynne, Koeppen, Sach, and Wingfield exercised any stock options or held stock awards that vested in 2007.
(2)	Amounts shown represent aggregate number of shares acquired upon option exercise.
(3)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(4)	Amounts reflect the market value of the stock on the day the stock vested.
(5)	Includes 2,657 shares of restricted stock withheld by us at the election of Mr. Sach to pay the minimum withholding tax due upon vesting of restricted stock in 2007.
(6)	The vesting was accelerated with respect to such shares of restricted stock in connection with Mr. Hockemeier’s resignation in June 2007.
(7)	The vesting was accelerated with respect to such restricted stock units in connection with Mr. Hockemeier’s resignation in June 2007. Such amount includes 7,872 shares of restricted stock withheld by us at the election of Mr. Hockemeier to pay the minimum withholding tax due upon vesting of restricted stock in 2007.

Potential Post-Employment Payments

The named executive officers are entitled to certain compensation in the event of termination of their employment. This section is intended to discuss these post-employment payments, assuming separation from employment on December 31, 2007 on the terms currently in effect between the named executive officers and us.

We have employment agreements with Mr. Freeman (the “Freeman Agreement”) and Mr. Koeppen (the “Koeppen Agreement”) and employment letters with each of Messrs. Wynne, Sach, and Wingfield (as amended, each an “Employment Letter” and collectively, with the Freeman Agreement and the Koeppen Agreement, the “Employment Letters”). Pursuant to the Employment Letters, each officer will devote his full business time, interest and efforts to the performance of his obligations with the Company.

On March 16, 2007, we amended the Employment Letter with Mr. Sach. The amendment to Mr. Sach’s Employment Letter provided that Mr. Sach would be entitled to severance in an amount equal to one year salary and benefits (as discussed in more detail below) if he terminates his employment for Good Reason (as defined in his Employment Letter) within six months of a change in control (as defined in his Employment Letter).

In April 2008, we amended the employment letters with each of Messrs. Wynne, Sach, and Wingfield. Each of the applicable Employment Letters was amended to:

•

provide that the definition of “Good Reason” be revised in accordance with Section 409A of the Code to include only the following events: (1) a substantial diminution or other substantive adverse change, not consented to by the executive, in the nature or scope of his responsibilities, authorities, powers, functions, or duties; (2) an involuntary material reduction in the executive’s base salary; (3) a breach by the Company of any of its other material obligations under the applicable Employment Letter; or (4) a material change in the geographic location at which the executive must perform his services, provided that, in each instance, the executive provides the Company 90-day prior written notice of such event and the Company subsequently has a 30-day period to cure any such event; and

•

require a six-month delay to the payment of severance to the executive to the extent required by Section 409A of the Code to avoid the imposition of the 20 percent excise tax. If a six-month delay is required, the initial payment to the executive shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period. Further, any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of the executive’s separation from service.

These amendments were intended to make the applicable letters compliant with the provisions of Section 409A of the Code and did not change the economic terms of severance under the applicable Employment Letters other than to require a six-month delay to the payment of severance to the executive to the extent required by Section 409A of the Code.

The Employment Letters with each of Messrs. Freeman, Wynne, Koeppen, Sach, and Wingfield provide that their employment is “at will.” The employment of Messrs. Freeman and Koeppen may be terminated by either us or the executive at any time for any reason or no reason without prior notice. The employment of each of Messrs. Wynne, Sach, and Wingfield may be terminated by either party at any time for any reason or no reason with 60-day prior written notice.

Severance Benefits

Under the Employment Letters with Messrs. Freeman and Koeppen, the Company may terminate the officer’s employment at any time, with or without Cause (as defined in the applicable Employment Letters). If the Company terminates the officer’s employment without Cause before a change in control (as defined in the applicable Employment Letters), the officer will receive a lump sum payment equal to one times his annual base salary in effect at the time of the termination. If such termination occurs within one year of his date of hire, the officer will receive the lump sum severance described above plus an additional amount equal to the remaining unpaid amount of his annual base salary for the year.

The Employment Letters with Messrs. Freeman and Koeppen also provide that, if, within 12 months following a change in control of the Company, (i) the Company terminates the officer’s employment without Cause, or (ii) the officer terminates his employment for Good Reason (as defined in the applicable Employment Letter), the officer will receive a lump sum payment equal to one times his annual base salary (and if such termination occurs within one year of the officer’s employment, the officer will receive an additional amount equal to the remaining unpaid amount of his annual base salary for the year). Mr. Freeman is also entitled to an additional sum equal to the prior fiscal year’s bonus.

If the officer’s employment is terminated without Cause before a change in control or if, within 12 months following a change in control, (i) the Company terminates the officer’s employment without Cause, or (ii) the officer terminates his employment for Good Reason, in addition to the severance payments described above, the officer will be entitled to:

•	continuation of group health plan benefits to the extent authorized by COBRA for a period of 12 months following the date of termination, or until the officer commences new employment;

•	payments equal to potential employer contributions to Arbinet’s retirement plan for one year from the date of termination; and

•	payments equal to the officer’s accrued and unpaid salary and vacation time as of the date of termination.

The total amounts paid to the officers under the first and second bullet point cannot be more than $25,000.

The Employment Letters with each of Messrs. Wynne and Wingfield provide that if we terminate the officer’s employment without cause (as defined in the applicable Employment Letters) or if the officer terminates his employment for Good Reason (as defined in the applicable Employment Letters), we are required to make the following payments to the officer:

•	a severance payment equal to his one year base salary at the rate in effect on the date of termination;

•	reimbursement for certain COBRA payments for a period of one year following the date of termination;

•	an amount equal to potential employer contributions to our retirement plan for one year; and

•	his accrued and unpaid salary and vacation time as of the date of termination.

The total amounts paid to the officers under the second and third bullet point cannot be more than $25,000.

Mr. Wingfield’s Employment Letter also provides that if we terminate him without cause during the first three years of his employment, we will pay the broker’s commission to sell his home in New Jersey and his documented moving expenses for him to relocate to Virginia or other destination of similar distance, up to $150,000. As of the date of this Proxy Statement, Mr. Wingfield has not relocated to New Jersey and, as such, this provision would not be triggered if we terminated his employment without cause on December 31, 2007.

The Employment Letter with Mr. Sach provides that if we terminate his employment without cause (as defined in the Employment Letter) or if Mr. Sach terminates his employment for Good Reason (as defined in the applicable Employment Letter) within six months of a change in control (as defined in the applicable Employment Letter), we are required to make the following payments to Mr. Sach:

•	a severance payment equal to his one year base salary at the rate in effect on the date of termination;

•	reimbursement for certain COBRA payments for a period of one year following the date of termination;

•	an amount equal to potential employer contributions to our retirement plan for one year; and

•	his accrued and unpaid salary and vacation time as of the date of termination.

The total amounts paid to Mr. Sach under the second and third bullet point cannot be more than $25,000.

Treatment of Stock Options, Restricted Stock Awards, and Restricted Stock Units

Under Mr. Sach’s Employment Letter, if Mr. Sach’s employment is terminated without cause in the twelve-month period following a change in control, then any unvested stock options will vest.

In addition, in the stock option agreements and restricted stock purchase agreements entered into in 2006, as applicable, for each of Messrs. Wynne, Sach, and Wingfield, as well as in Messrs. Wynne’s and Wingfield’s Employment Letters, such agreements provide as follows: In connection with a change in control (as defined in the respective agreements), if the grant is assumed or replaced in accordance with the terms of the stock option agreement or restricted stock purchase agreement, as the case may be,

•

50% of the grant will vest upon the change in control, with the remaining unvested portion vesting monthly and equally over the remaining portion of the vesting term, provided that the officer is employed by the Company or a subsidiary or is associated with the Company or subsidiary as a director or consultant on the applicable vesting dates; and

•

if at any time during the twelve-month period following the change in control, the Company terminates the officer for any reason other than for cause (as defined in the respective agreements), then the grant will fully vest.

If the grant is not assumed or replaced in accordance with the terms of the stock option agreement or the restricted stock purchase agreement, as the case may be, 100% of the grant will vest upon change in control.

The stock option agreements entered into with Messrs. Freeman and Koeppen at the time of each officer’s respective employment provides that any unvested shares will become fully vested upon a change in control (as defined in the non-qualified stock option agreement).

In addition to the provisions in the Employment Letters and stock option and restricted stock purchase agreements discussed above, certain of the named executive officers’ other option agreements, restricted stock purchase agreements, and restricted stock unit agreements, as the case may be, contain additional acceleration provisions triggered by a change in control, as defined in those agreements, and quantified in the table below.

Treatment of the 2006 Performance Share Awards

We have entered into performance share agreements with Messrs. Wynne, Sach, and Wingfield (collectively, the “2006 Performance Share Agreements”). The 2006 Performance Share Agreements provide the officer with the opportunity to earn shares of our common stock upon the attainment of performance goals established by our Compensation Committee. If an officer is terminated by us or on a voluntary basis for any reason prior to the attainment of his goals (as certified by our Compensation Committee), the officer will not receive any common stock.

If there is a change in control (as defined in the 2006 Performance Share Agreements) prior to the first Compensation Committee meeting in 2009, the officer will receive the number of shares equal to his Target Shares (as defined in the 2006 Performance Share Agreements) reduced by the number of shares of our common stock previously issued to the officer under his Performance Share Agreement.

Additional Provisions

The Employment Letters also contain provisions that generally prevent the officers each from competing with us, attempting to hire our employees, or soliciting any of our customers during the term of his employment and for the one year following termination.

Potential Post-Employment Payments Table

The following table outlines the post-employment payments that would be made to the named executive officers, assuming separation from the Company on December 31, 2007(1):

Payments and Benefits	Involuntary Termination without Cause before a change in control		By Executive for Good Reason before a change in control		Involuntary Termination without Cause after a change in control		By Executive for Good Reason after a change in control
William M. Freeman
Severance	$703,125	(1)	$0		$703,125	(2)	$375,000	(2)
Accelerated Vesting of Equity Awards	$0		$0		$93,750	(3)	$93,750	(3)
Performance Shares	$0		$0		$0		$0
Other Benefits	$25,000	(4)	$0		$25,000	(4)	$25,000	(4)

John B. Wynne, Jr.
Severance	$275,000	(5)	$275,000	(5)	$275,000	(5)	$275,000	(5)
Accelerated Vesting of Equity Awards	$0		$0		$268,908	(6)	$268,908	(6)
Performance Shares	$0		$0		$194,250	(7)	$194,250	(7)
Other Benefits	$25,000	(4)	$25,000	(4)	$25,000	(4)	$25,000	(4)

Curt R. Koeppen
Severance	$489,583	(1)	$0		$489,583	(1)	$250,000	(2)
Accelerated Vesting of Equity Awards	$0		$0		$0		$0
Performance Shares	$0		$0		$0		$0
Other Benefits	$25,000	(4)	$0		$25,000	(4)	$25,000	(4)

Peter P. Sach
Severance	$275,000	(5)	$0		$275,000	(5)	$275,000	(5)
Accelerated Vesting of Equity Awards	$0		$0		$230,058	(8)	$230,058	(8)
Performance Shares	$0		$0		$144,300	(9)	$144,300	(9)
Other Benefits	$25,000	(4)	$0		$25,000	(4)	$25,000	(4)

W. Terrell Wingfield, Jr.
Severance	$250,000	(5)	$250,000	(5)	$250,000	(5)	$250,000	(5)
Accelerated Vesting of Equity Awards	$0		$0		$251,016	(10)	$251,016	(10)
Performance Shares	$0		$0		$194,250	(7)	$194,250	(7)
Other Benefits	$25,000	(4)	$25,000	(4)	$25,000	(4)	$25,000	(4)

(1)	The executive is entitled to an amount equal to the sum of (a) one times his base salary in effect on the date of termination and (b) an amount equal to the remaining unpaid base salary for his initial year of service as of the date of termination.
(2)	Following a change in control, upon termination of the executive’s employment by the Company without cause, or by the executive for Good Reason he is entitled to an amount equal to the sum of one times his base salary in effect on the date of termination. Mr. Freeman is also entitled to an amount equal to the bonus compensation paid to him in the immediately preceding fiscal year. However, Mr. Freeman is not eligible for a bonus until fiscal year 2008, as discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement.
(3)	Upon a change in control, assuming that the successor company does not assume or replace Mr. Freeman’s equity grants, his unvested stock options will fully vest. As a result, Mr. Freeman would be entitled to an incremental value of $93,750, attributable to gains realized for the acceleration of the unvested stock option grants as of December 31, 2007, using the closing stock price of $5.55 on December 31, 2007, the last trading day of the fiscal year, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.

(4)	This represents amounts for reimbursement for certain COBRA payments for a period of one year following the date of termination, and amounts for potential employer contributions to our retirement plan for one year following the date of termination. Pursuant to the terms of the Employment Letters for each of Messrs. Freeman, Wynne, Koeppen, Sach, and Wingfield, the total of these two benefits cannot exceed $25,000.
(5)	Executive is entitled to one times his base salary in effect on the date of termination.
(6)	Upon Mr. Wynne’s termination without cause in connection with a change in control, or upon a change in control, assuming that the successor company does not assume or replace Mr. Wynne’s equity grants, his unvested stock options and restricted stock units will fully vest. As a result, Mr. Wynne would be entitled to an incremental value of $117,604 and $151,304, attributable to gains realized for the acceleration of the unvested stock option and restricted stock unit grants, respectively, as of December 31, 2007, using the closing stock price of $5.55 on December 31, 2007, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(7)	Upon a change in control, each of Mr. Wynne and Mr. Wingfield will receive 35,000 performance shares. At the closing price of $5.55 on December 31, 2007, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008, the value of these shares would be $194,250.
(8)	Upon Mr. Sach’s termination without cause in connection with a change in control, or upon a change in control, assuming that the successor company does not assume or replace Mr. Sach’s equity grants, his unvested stock options and restricted stock units will fully vest. As a result, Mr. Sach would be entitled to an incremental value of $51,034 and $179,024, attributable to gains realized for the acceleration of the unvested stock option and restricted stock unit grants, respectively, as of December 31, 2007, using the closing stock price of $5.55 on December 31, 2007, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.
(9)	Upon a change in control, Mr. Sach will receive 26,000 performance shares. At the closing price of $5.55 on December 29, 2007, the last trading day of the fiscal year, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008, the value of these shares would be $144,300.
(10)	Upon Mr. Wingfield’s termination without cause in connection with a change in control, or upon a change in control, assuming that the successor company does not assume or replace Mr. Wingfield’s equity grants, his unvested stock options and restricted stock units will fully vest. As a result, Mr. Wingfield would be entitled to an incremental value of $99,712 and $151,304, attributable to gains realized for the acceleration of the unvested stock option and restricted stock unit grants, respectively, as of December 31, 2007, using the closing stock price of $5.55 on December 31, 2007, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.

The amounts shown in the above table do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis generally to salaried employees upon termination of employment. This includes accrued salary and vacation pay.

J. Curt Hockemeier

Mr. Hockemeier resigned from his position as our Chief Executive Officer, President, and Director on June 11, 2007. In connection with Mr. Hockemeier’s resignation we entered into a Resignation Agreement with Mr. Hockemeier, dated June 11, 2007 (the “Resignation Agreement”). Under the terms of the Resignation Agreement, Mr. Hockemeier received a one-time lump sum payment of $524,639.72, which consisted of:

•

severance in an amount equal to 12 months’ base salary at the rate in effect on the Resignation Date plus two months base salary for the 60-day notice period required under Mr. Hockemeier’s employment letter with the Company dated March 29, 2000, which 60-day notice period ran from the June 11, 2007 to August 11, 2007 (the “Notice Period”), or an aggregate of $490,000;

•

reimbursement for COBRA payments plus an amount equal to potential employer contributions to Arbinet’s retirement plan, each for a period of 12 months following the end of the Notice Period, which amount cannot exceed $25,000; and

•	an amount equivalent to the employer portion of COBRA payments, accrued vacation, and potential employer contributions to Arbinet’s retirement plan during the Notice Period, or $9,639.72.

In addition, Mr. Hockemeier was paid his accrued and unpaid salary and vacation time for 2007 through the Resignation Date.

The Resignation Agreement also provided that Mr. Hockemeier’s outstanding stock options, restricted stock, and restricted stock units, as applicable, would continue to vest during the Notice Period. Pursuant to the terms of his performance share award agreement, Mr. Hockemeier forfeited his performance shares as of the Resignation Date. Additionally, the vesting of Mr. Hockemeier’s outstanding stock options, restricted stock, and restricted stock units accelerated such that 16/48th of the original grant amount held by Mr. Hockemeier at the end of the Notice Period will vest. Mr. Hockemeier had until December 11, 2007 to exercise all vested stock options.

Roger M. Moore

On November 20, 2007, in connection with the hiring of Mr. Freeman as our Chief Executive and President, Mr. Moore resigned as our Interim Chief Executive Officer and President. Mr. Moore did not have any accrued and unpaid salary or vacation time as of the date of resignation.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the role of the directors, amount of time that directors expend in fulfilling their duties, and the expertise required of Board members.

Prior to February 2006, each non-employee member of our Board received directors’ fees as follows: $5,000 annual retainer for each director; $5,000 annual retainer for each committee chair; $1,500 per meeting of our Board attended; $1,000 for each committee meeting attended in person and not held on the day of a Board meeting; and $350 for each committee meeting that is attended by teleconference and not held on the day of a Board meeting. In addition, we reimburse the members of our Board who are not employees for all reasonable expenses incurred in connection with their attendance at Board and committee meetings. Directors who are also our employees do not receive compensation for their services as directors.

In February 2006, our Board unanimously approved certain increases to the compensation of the non-employee members of our Board. As a result, in 2007, each non-employee member of our Board, other than Mr. Atkinson, received fees as follows: $20,000 annual retainer for each director; $5,000 annual retainer for each committee chair, however, the chairman of the Audit Committee will receive a $10,000 annual retainer fee and each member of the Audit Committee, other than the chairman, will receive an additional $5,000 annual retainer fee; $2,000 per meeting of our Board attended in person; $350 per each meeting of our Board attended by teleconference; $1,000 for each committee meeting attended in person and not held on the day of a Board meeting; and $350 for each committee meeting that is attended by teleconference and not held on the day of a Board meeting. Additionally, the Chairman of the Board received a $40,000 annual retainer (such annual retainer fee is in lieu of the increased annual retainer fee of $20,000 for each non-employee director). At the time the increase was approved, Mr. Atkinson declined to receive the increased compensation he otherwise would be entitled to receive under the current compensation policy. Additionally, Mr. Atkinson initially declined any compensation he would receive under the current compensation policy in connection with his role as Chairman of the Board of Directors. However, upon his reelection as Chairman of the Board of Directors in August 2007, Mr. Atkinson elected to receive a $20,000 annual retainer, which is less than the $40,000 annual retainer payable to the Chairman of the Board of Directors, and all other compensation to which he was entitled under the current compensation structure.

In November 2004, our Board approved our 2004 Plan pursuant to which each non-employee director will automatically receive an option to purchase 25,000 shares of our common stock upon his or her appointment to our Board. In April 2005, our Board modified the initial grant to new non-employee directors under our 2004 Plan. Each newly elected non-employee director has the choice of receiving: (1) no shares of restricted stock and an option to purchase 25,000 shares; (2) 1,000 shares of restricted stock and an option to purchase 22,000 shares; (3) 2,000 shares of restricted stock and an option to purchase 19,000 shares; or (4) 3,000 shares of restricted stock and an option to purchase 16,000 shares. The stock options and restricted stock vest during the period of, and subject to, the non-employee director’s continued service as a director.

Prior to February 2006, each non-employee director would automatically receive an annual grant of an option to purchase 10,000 shares of our common stock at each year’s annual meeting after which he or she continues to serve as a director. In February 2006, our Board modified the annual stock grant granted to each non-employee director for continued service on our Board. As modified, each non-employee director receives, at each year’s annual meeting of stockholders: (1) an option to purchase 7,000 shares of our common stock, and (2) 7,000 shares of our restricted common stock. The stock options and the restricted stock granted to non-employee directors vest as our Board determines, subject to the non-employee director’s continued service as a director.

Director Compensation Table

The table below summarizes the compensation paid to non-employee Directors for the fiscal year ended December 31, 2007. Directors who are employees receive no additional compensation for Board service.

DIRECTOR COMPENSATION (1)

Name (2)	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)		Total ($)
Robert C. Atkinson	$26,650	$16,496	$10,787		$53,933
Michael J. Donahue	$39,300	$11,085	$39,130		$89,515
Stanley Kreitman (6)	$16,100	$6,470	$10,753		$33,323
Alex Mashinsky	$26,800	$6,010	$172,827	(7)	$205,637
Shawn F. O’Donnell (6)	$17,150	$4,506	$13,501		$35,157
John B. Penney	$34,150	$5,729	$21,403		$61,282
Michael J. Ruane	$43,950	$12,298	$4,768		$61,016
Jill Thoerle (6)	$17,300	$7,451	$9,379		$34,130
Roger H. Moore (8)	$23,278	$9,460	$20,642		$53,380
Anthony L. Craig (8)	$7,556	—	—		$7,556

(1)	Mr. Freeman, who has served as our Chief Executive Officer and President since November 2007, and Mr. Hockemeier, who served as our Chief Executive Officer and President until June 2007, are not included in this table because each was an employee of the Company during the time that he served as a director and, therefore, received no compensation for his services as a director. The compensation received by Messrs. Freeman and Hockemeier as employees of the Company, and by Mr. Moore in his capacity as Interim Chief Executive Officer and President, is shown in the Summary Compensation Table.
(2)	We do not maintain any non-equity incentive plans, pension plans, or non-qualified deferred compensation plans. No directors received any other compensation other than what is listed above.
(3)	Total reflects fees and retainers earned.
(4)	Amount listed reflects the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with SFAS No. 123R of restricted stock awards, and thus includes amounts from awards granted in and prior to 2007. Information related to the financial reporting of restricted stock and restricted stock units are presented in Footnote 10 to the Consolidated Financial Statements presented in our 2007 Form 10-K.

(5)	Amount listed reflects the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with SFAS No. 123R on stock option awards and thus includes amounts from awards granted in and prior to 2007. Information related to the financial reporting of stock options are presented in Footnote 10 to the Consolidated Financial Statements presented in our 2007 Form 10-K.
(6)	Each of Messrs. Kreitman and O’Donnell and Ms. Thoerle joined our Board in July 2007.
(7)	Includes $156,756 for the value of stock options granted to Mr. Mashinsky in exchange for consulting services pursuant to the Mashinsky Agreement.
(8)	Mr. Moore resigned from our Board effective January 11, 2008. Mr. Craig resigned from our Board effective March 9, 2007.

The following table sets forth information with respect to the Directors concerning outstanding stock option awards and unvested stock awards as of December 31, 2007. Except as otherwise noted, the information in this table reflects adjustments made to grants of restricted stock units and stock options in connection with the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) (Exerciseable)	Number of Securities Underlying Unexercised Options (#) (Unexerciseable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Grant Date Fair Value of Stock and Option Award ($) (1)
Robert C. Atkinson	6/1/2003	(2)	313	—	$1.82	—	$0.48
	8/3/2003	(2)	313	—	$3.81	—	$1.12
	6/16/2005		17,447	—	$11.01	—	$1.57
	6/16/2005		—	—		250	$11.99
	6/15/2006		10,904	—	$4.61	—	$2.33
	8/21/2007		—	—	—	7,000	$5.15
	8/21/2007		—	7,633	$4.73	—	$2.15
Michael J. Donahue	1/9/2006		15,901	11,360	$6.20	—	$3.13
	8/7/2006		7,633	—	$3.97	—	$1.94
	8/7/2006		—	—	—	4,666	$4.26
	8/21/2007		—	—	—	7,000	$5.15
	8/21/2007		—	7,633	$4.73	—	$2.15
Stanley Kreitman	7/13/2007		—	20,719	$5.41	—	$2.52
	7/13/2007		—	—	—	2,000	$5.89
	8/21/2007		—	7,633	$4.73	—	$2.15
	8/21/2007		—	—	—	7,000	$5.15
Alex Mashinsky	8/3/2006		8,632	12,087	$4.15	—	$2.03
	8/3/2006		—	—	—	1,000	$4.51
	7/13/2007		45,436	9,088	$5.41	—	$3.45
	8/21/2007		—	—	—	7,000	$5.15
	8/21/2007		—	7,633	$4.73	—	$2.15
Shawn F. O’Donnell	7/13/2007		—	27,262	$5.41	—	$2.52
	8/21/2007		—	7,633	$4.73	—	$2.15
	8/21/2007		—	—	—	7,000	$5.15
John B. Penney	11/16/2006		7,995	15,995	$5.07	—	$2.42
	11/16/2006		—	—	—	666	$5.51
	8/21/2007		—	—	—	7,000	$5.15
	8/21/2007		—	7,633	$4.73	—	$2.15
Michael J. Ruane	6/16/2005		10,904	—	$11.01	—	$1.57
	6/15/2006		7,663	—	$4.61	—	$2.33
	6/15/2006		—	—	—	4,666	$5.01
	8/21/2007		—	—	—	7,000	$5.15
	8/21/2007		—	7,633	$4.73	—	$2.15

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exerciseable)	Number of Securities Underlying Unexercised Options (#) (Unexerciseable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Grant Date Fair Value of Stock and Option Award ($) (1)
Jill Thoerle	8/21/2007	—	7,633	$4.73	—	$2.15
	8/21/2007	—	—	—	7,000	$5.15
	7/13/2007	—	17,447	$5.41	—	$2.52
	7/13/2007	—	—	—	3,000	$5.89
Roger H. Moore	8/3/2005	13,086	4,362	$6.13	—	$2.53
	8/3/2005	—	—	—	750	$6.67
	6/15/2006	7,663	—	$4.61	—	$2.33
	6/15/2006	—	—	—	4,666	$5.01

(1)	The amounts included in this column represent the full grant date fair value of the awards computed in accordance with SFAS No. 123R. Information related to the financial reporting of restricted stock and restricted stock units is presented in Footnote 10 to the Consolidated Financial Statements presented in our 2007 Form 10-K.
(2)	At the election of Mr. Atkinson the number of shares underlying, and the exercise price of, these stock options were not adjusted in connection with the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has furnished the following report:

To the Board of Directors of Arbinet-thexchange, Inc.:

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent registered public accounting firm, the matters required to be discussed by SAS 61, as amended.

•

Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors.

Michael J. Ruane, Chairman
John B. Penney
Jill Thoerle

AUDIT FEES AND ALL OTHER FEES

Our Board of Directors has selected the accounting firm of Ernst & Young LLP, an independent registered public accounting firm, to serve as our independent auditors for the 2008 fiscal year. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table:

Year ended December 31,	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2007	$1,019,400	—	$—	—
2006	$1,265,000	—	$32,700	—

Audit Fees

Audit fees include fees for professional services rendered for the audit of our annual financial statements and review of our financial statements on a quarterly basis.

Audit-Related Fees

There were no fees billed in fiscal year 2007 or 2006 for professional services rendered by Ernst & Young for audit-related services.

Tax Fees

Tax fees consist of services performed by our Ernst & Young LLP’s tax division, except those related to the audit and include fees for international tax compliance.

All Other Fees

There were no fees billed in fiscal year 2007 or 2006 for professional services rendered by Ernst & Young LLP for products and services, which are not disclosed above.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the Securities and Exchange Commission. These services may include audit services, audit-related services, tax services and other services. Each year, the Audit Committee approves the appointment of the independent registered public accounting firm to audit our financial statements, including the associated fee. Of the services described in the section of this Proxy Statement entitled “Audit Fees and All Other Fees,” 100% of such services were approved by the Audit Committee. The Audit Committee has considered whether the provisions of such services, including non-audit services, by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On July 13, 2007, we entered into a Settlement and Standstill Agreement (the “Mashinsky Agreement”) with Alex Mashinsky, a current director, and Governing Dynamics Investments, LLC (“Governing Dynamics”). Mr. Mashinsky is the sole member and manager of Governing Dynamics. The Mashinsky Agreement was approved by the Board (with Mr. Mashinsky abstaining).

Pursuant to the terms of the Mashinsky Agreement, we paid Mr. Mashinsky $637,597 as reimbursement for all of his out-of-pocket expenses incurred in connection with, among other things, the 2006 Annual Meeting of Stockholders, the 2007 Annual Meeting, and certain litigation costs. Also under the Mashinsky Agreement, we engaged Mr. Mashinsky as a consultant for a period of six months for the purpose of providing advice with respect to the exchange’s ability in the spot market and assessing opportunities in the advertising area. In exchange for these consulting services, we granted Mr. Mashinsky 54,524 non-qualified stock options at an exercise price of $5.41 per share, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008. Such options vest over the six month term of the consulting arrangement, beginning on July 31, 2007. As of July 13, 2007, the date of grant, these stock options were valued at $294,975, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008.

In February 2008, we agreed to extend the term of the consulting agreement for an additional six months and, in exchange for these additional consulting services, the Company granted Mr. Mashinsky an additional 54,524 non-qualified stock options at an exercise price of $4.99 per share, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008. Such options vest over the six month term of the consulting arrangement, beginning on February 29, 2008. As of February 29, 2008, the date of grant, these stock options were valued at $272,075, as adjusted to reflect the special one-time cash payment of $0.40 per share paid by the Company on March 28, 2008. The amendment was approved by the Board (with Mr. Mashinsky abstaining).

For more information on the Mashinsky Agreement, please see the section of this Proxy Statement entitled “Settlement and Standstill Agreements.”

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

All transactions involving directors and executive officers are reviewed on an ongoing basis by our Audit Committee and all such transactions must be approved by our Audit Committee. The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the Securities and Exchange Commission and the National Association of Securities Dealers. We do not maintain a formal written policy concerning the aforementioned procedures. Our Audit Committee Charter and Code of Ethics each provide guidance on business relations between us and our directors, officers, and employees.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors and executive officers of the Company and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership of, and changes in ownership of, Company securities with the Securities and Exchange Commission. Such directors, executive officers, and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filings required to be made by the Company’s Section 16(a) reporting persons during fiscal year 2007 were made on a timely basis, except as follows: Mr. Donahue did not timely file one Form 4 with respect to one transaction. Mr. Mashinsky did not timely file one Form 4 with respect to three transactions. Mr. Koeppen did not timely file a Form 3 upon becoming a Section 16(a) reporting person.

Directors’ Attendance at Annual Meeting of Stockholders

It is the policy of our Board that all directors attend the annual meeting of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by such director with the Chairman of the Board. All of our directors attended the 2007 Annual Meeting, except for Mr. Donahue and Ms. Thoerle.

Director Candidates

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board. The Nominating and Corporate Governance Committee has engaged an executive search firm in its search for candidates for the Board. Such firm assists the Nominating and Corporate Governance Committee in locating possible nominees who meet criteria specified by the Nominating and Corporate Governance Committee.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, whether proposed by a stockholder or any other party, our Nominating and Corporate Governance Committee will apply the criteria contained in the committee’s charter. These criteria include a reputation for integrity, honesty and adherence to high ethical standards, the candidate’s understanding of and experience in the telecommunications or internet services industries, understanding of and experience in accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations, sound business judgment and shall be expected to effectively interact with other members of our Board to serve the long-term interests of the Company and our stockholders. For more information on the criteria considered by the Nominating and Corporate Governance Committee, see the Nominating and Corporate Governance Committee’s Charter, which is available on the Company’s website at www.arbinet.com. We believe that the backgrounds and qualifications of our directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, information about the relationship between the candidate and the recommending stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned to: Nominating and Corporate Governance Committee, c/o Arbinet-thexchange, Inc., 120 Albany Street, Tower II, Suite 450, New Brunswick, New Jersey 08901, Attention: Secretary, at least 120 days before the one-year anniversary of the date of mailing of our proxy materials for the prior year’s annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chairman of the Board is primarily responsible for monitoring communications from our stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to our Board as a whole should send such communication to the attention of the Chairman of the Board via U.S. Mail (including courier or expedited delivery service) to Arbinet-thexchange, Inc., 120 Albany Street, Tower II, Suite 450, New Brunswick, New Jersey 08901 or by facsimile at (732) 509-9101.

Stockholders who wish to send communications on any topic to an individual director in his capacity as a member of our Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to Arbinet-thexchange, Inc., 120 Albany Street, Tower II, Suite 450, New Brunswick, New Jersey 08901 or by facsimile at (732) 509-9101.

Stockholder Proposals to be Presented at the Next Annual Meeting

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2009 Annual Meeting of Stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the 2009 Annual Meeting, will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than December 29, 2008. However, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we print and mail our proxy materials. For stockholder proposals for the 2009 Annual Meeting of Stockholders not to be included in our proxy materials, the deadline is no earlier than February 19, 2009 and, generally, no later than March 21, 2009. If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2009 Annual Meeting of Stockholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

Financial Statements

The financial statements of the Company are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which has been provided to stockholders concurrently herewith. Such report and the financial statements contained in the Company’s Annual Report on Form 10-K are not to be considered a part of this soliciting material.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Annual Meeting Matters

Representatives from Ernst & Young will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions.

Our Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the Annual Meeting, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote upon such matters in accordance with the recommendation of our Board.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

By Order of the Board of Directors,

W. TERRELL WINGFIELD, JR.
Secretary

New Brunswick, New Jersey

April 28, 2008

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	ARBINET-THEXCHANGE, INC.

				For	With- hold	For All Except
Annual Meeting of Stockholders		1.	Proposal to elect the following persons as Class I directors to serve until the 2011 Annual Meeting and until their respective successors are duly elected and qualified	☐	☐	☐
To Be Held On June 19, 2008 at 10:00 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William M. Freeman and W. Terrell Wingfield, Jr., and each or any of them, as proxies (the “Proxies”) of the undersigned, with full power to act without the other and with full power of substitution in each, and hereby authorizes each of them to represent and to vote all shares of common stock, par value $0.001 per share, of Arbinet-thexchange, Inc., a Delaware corporation (the “Company”), which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey, 08901 on June 19, 2008, at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present. The Proxies are authorized to vote as indicated herein upon the matters set forth herein and in their discretion upon all other matters that may properly come before the Annual Meeting.

Nominees:

(01) William M. Freeman

(02) John B. Penney

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

_____________________________________

		2.	To consider and act upon any other business that may properly come before the Annual Meeting or at any adjournments or postponements of that meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.
Please be sure to sign and date this Proxy in the box below.	Date

When properly executed, this proxy will be
voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the proposal set forth above. In their discretion, the Proxies are each authorized to vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed postage-paid envelope. This Proxy is solicited by the Board of Directors of the Company.

____Stockholder sign above_______Co-holder (if any) sign above___			Your shares of the Company’s common stock will not be voted unless a proxy form is signed and returned or the shares are voted in person at the Annual Meeting.

¿    Detach above card, sign, date and mail in postage paid envelope provided.    ¿

ARBINET-THEXCHANGE, INC.

The above signed hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company’s 2007 Annual Report and hereby revoke(s) any proxy or proxies heretofore given.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

_______________________________________

_______________________________________

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